UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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ACTIVE POWER, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

ACTIVE POWER, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 28, 2014

TO THE STOCKHOLDERS OF ACTIVE POWER, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Active Power, Inc., a Delaware corporation, will be held on Wednesday, May 28, 2014, at 9:00 a.m. Central Time, at our principal executive offices, located at 2128 W. Braker Lane, Austin, Texas 78758, BK 12, for the following purposes, as more fully described in the proxy statement accompanying this notice:

1.            To elect Mark A. Ascolese as a Class II Director to serve until our 2017 Annual Meeting of Stockholders, or until his successor is duly elected and qualified.

2.            To hold a non-binding advisory vote to approve our executive compensation.

3.            To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

4.            To amend our Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) to declassify our Board of Directors and provide for the annual election of directors beginning with our 2015 Annual Meeting of Stockholders.

5.            To amend the Certificate of Incorporation to increase our authorized shares of common stock from 30,000,000 shares to 40,000,000 shares.

6.            To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only stockholders of record at the close of business on March 31, 2014 are entitled to notice of and to vote at the Annual Meeting.  A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our principal executive offices.

All stockholders are cordially invited to attend the meeting in person.  Whether or not you plan to attend, please sign and return the proxy in the envelope enclosed for your convenience, or vote your shares by telephone or by the Internet as promptly as possible.  Telephone and Internet voting instructions can be found on the attached proxy.  Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted.  You may revoke your proxy at any time prior to the Annual Meeting.  If you attend the Annual Meeting and vote, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

Sincerely,

/s/ James A. Powers
James A. Powers
Vice President of Finance, Chief Financial Officer
& Corporate Secretary

Austin, Texas
[April __, 2014]

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN.  PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, AND VOTE YOUR SHARES BY TELEPHONE, BY THE INTERNET OR BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURNING IT IN THE ENCLOSED ENVELOPE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 28, 2014

Our financial and other information is contained in our Annual Report to Stockholders for the fiscal year ended December 31, 2013.  Pursuant to rules promulgated by the U.S. Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet.  This proxy statement and our 2014 Annual Report to Stockholders, including our Form 10‑K for the year ended December 31, 2013, are available at our website at www.activepower.com.

ACTIVE POWER, INC.
2128 W. Braker Lane, BK 12
Austin, Texas 78758

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 28, 2014

General

The enclosed proxy is solicited on behalf of the Board of Directors of Active Power, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on May 28, 2014 (the “Annual Meeting”).  The Annual Meeting will be held at 9:00 a.m. Central Time at our principal executive offices, located at 2128 W. Braker Lane, BK 12 Austin, Texas 78758.  These proxy solicitation materials were mailed on or about [April __, 2014], to all stockholders entitled to vote at our Annual Meeting.

Voting

The specific proposals to be considered and acted upon at our Annual Meeting are summarized in the accompanying notice and are described in more detail in this proxy statement.  On March 31, 2014, the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting, there were [23,065,696] shares of our common stock outstanding and no shares of our preferred stock were outstanding.

Each stockholder is entitled to one vote for each share of common stock held by such stockholder on March 31, 2014.  The presence, in person or by proxy, of the holders of a majority of our shares entitled to vote is necessary to constitute a quorum at this Annual Meeting.  Shares that are voted “FOR,” “AGAINST,” “WITHHELD” or “ABSTAIN” are treated as being present at the meeting for purposes of establishing a quorum and are also treated as votes cast (the “Votes Cast”) with respect to a matter.  Abstentions will have the same effect as a vote against a proposal, except with respect to the election of directors.  Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but such non-votes will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which a broker has expressly not voted.  Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given.

The vote of a plurality of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote in the election of directors is necessary for the election of a director.  Thus, the nominee receiving the greatest number of votes at the Annual Meeting will be elected to our Board of Directors (the “Board”), even if the nominee receives votes from less than a majority of such shares.  Stockholders may not cumulate votes in the election of directors.  The proposals regarding the non-binding advisory vote on executive compensation and the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 require the affirmative vote of a majority of the Votes Cast on the proposal at the Annual Meeting. Proposal Four regarding the amendment to our certificate of incorporation to declassify our Board of Directors requires the affirmative vote of the holders of at least two-thirds of the shares of common stock issued and outstanding on the record date. Proposal Five regarding the amendment to our certificate of incorporate to increase our authorized shares of common stock requires the affirmative vote of the holders of a majority of the shares of common stock issued and outstanding on the record date.

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Proxies
If the enclosed form of proxy is properly signed and returned or if you properly follow the instructions for telephone or Internet voting, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon.  If you sign and return your proxy without specifying how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the director proposed by our Board, FOR the approval of Proposal Two, FOR the approval of Proposal Three, FOR the approval of Proposal Four, and FOR the approval of Proposal Five, each as described in this Notice of Annual Meeting and proxy statement.  You may revoke or change your proxy at any time before the Annual Meeting by filing with our Corporate Secretary at our principal executive offices at 2128 W. Braker Lane, BK 12 Austin, Texas 78758, a notice of revocation or another signed proxy with a later date.  You may also revoke your proxy by attending the Annual Meeting and voting in person.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to our stockholders.  Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners.  In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners.  The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, email or other means by our directors, officers or employees.  No additional compensation will be paid to these individuals for any such services.  Except as described above, we do not presently intend to solicit proxies other than by mail.

Householding of Annual Meeting Materials

Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports.  This means that only one (1) copy of the proxy statement and annual report may have been sent to multiple stockholders in a stockholder’s household.  We will promptly deliver a separate copy of either document to any stockholder who contacts our investor relations department at (512) 836-6464 or by mail addressed to Investor Relations, c/o Active Power, Inc., 2128 W. Braker Lane, BK 12, Austin, TX 78758, requesting such copies.  If a stockholder is receiving multiple copies of the proxy statement and annual report at the stockholder’s household and would like to receive a single copy of the proxy statement and annual report for a stockholder’s household in the future, stockholders should contact their broker, other nominee record holder, or our investor relations department to request mailing of a single copy of the proxy statement and annual report.

Deadline for Receipt of Stockholder Proposals

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”), stockholder proposals to be presented at our 2015 Annual Meeting of Stockholders and in our proxy statement and form of proxy relating to that meeting must be received by us at our principal executive offices in Austin, Texas, addressed to our Corporate Secretary, not later than [December __, 2014], the date which is 120 days prior to [April __, 2015].  With respect to any stockholder proposal not submitted pursuant to Rule 14a-8 and unless notice is received by us in the manner specified in the previous sentence, the proxy holders shall have discretionary authority to vote on any such proposal presented at our 2015 Annual Meeting of Stockholders.  These proposals must comply with applicable Delaware law, the rules and regulations promulgated by the Securities and Exchange Commission and the procedures set forth in our Bylaws.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING
PROPOSAL ONE: ELECTION OF DIRECTORS

Composition of the Board

Our Board currently consists of seven directors.  The terms of office of Class II directors Mr. Ascolese and Mr. Lindelow will expire at the Annual Meeting.  Director Jan Lindelow has indicated that he is not standing for re-election at the Annual Meeting  Upon the recommendation of the Nominating and Corporate Governance Committee, the Board nominated Mr. Ascolese for election as a Class II Director.  Thus, immediately following the Annual Meeting, it is expected that the Board will consist of six directors with one vacancy.  The Board, in accordance with our Certificate of Incorporation, is currently divided into three classes, with Class I having two directors, Class II having two directors and Class III having three directors.  The terms of each class expire at successive annual meetings so that stockholders elect one class of directors at each annual meeting.

The current composition of the Board is:

Class I Directors (serving until the 2016 Annual Meeting)	Stephen Clearman T. Patrick Kelly

Class II Directors (term expiring at this Annual Meeting)	Mark A. Ascolese Jan H. Lindelow*

Class III Directors (serving until the 2015 Annual Meeting)	Ake Almgren James E. J. deVenny III Robert S. Greenberg

*	Not standing for re-election at the Annual Meeting

The election of a Class II Director, Mr. Ascolese, will be considered at the Annual Meeting.  If elected at the Annual Meeting, Mr. Ascolese will serve on the Board until the Annual Meeting of Stockholders in 2017, or until his successor is duly elected and qualified in accordance with our Bylaws, provided, however, that if Proposal Four is approved at the Annual Meeting, all of our directors will serve one-year terms and such terms will expire at the next succeeding Annual Meeting.  If Mr. Ascolese should become unable to accept election, the persons named on the proxy card as proxies may vote for another person selected by the Board or the named proxies.  Management has no reason to believe that the nominee for election named below will be unable to serve.  Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominee named below.

Your Board Recommends Stockholders Vote FOR the Nominee Listed Below

Nominee for Election as a Class II Director with Term Expiring at the 2017 Annual Meeting

Name	Age	Current Position	Proposed Class of Director
Mark A. Ascolese	63	President, Chief Executive Officer and Director	Class II

Mark A. Ascolese, 63, became our President and Chief Executive Officer, and was appointed to our Board of Directors, on October 14, 2013. Mr. Ascolese brings extensive experience serving a variety of mission critical markets including the data center market. Since 2006, Mr. Ascolese first served as CEO and is currently Chairman of the Board of Power Analytics, an electrical infrastructure enterprise software firm based in San Diego, California. Prior to Power Analytics, he served for more than 20 years in various leadership roles at Powerware Corporation, a global provider of power quality and backup power management products, which is now a part of Eaton Corp. Powerware was acquired by Eaton Corp. in 2004. Mr. Ascolese was retained by Eaton following the acquisition to oversee the integration of the company and lead all global sales and marketing efforts, helping establish the supplier as a leader in the UPS space. From 2000 to 2002, Mr. Ascolese served as senior vice president of Business Development at Active Power. His career also includes 12 years at General Electric serving in a variety of management roles in the company’s service organization. Mr. Ascolese earned a Bachelor’s of Science Degree in Commerce from the University of Louisville.

As the only management representative to our Board, Mr. Ascolese provides an insider’s perspective to our Board discussions about our business and strategic direction. In addition, he has had extensive senior management and executive experience within the global power supply industry having spent more than 20 years with Powerware Corporation, a global UPS manufacturer.

Continuing Class I Directors with Term Expiring at the 2016 Annual Meeting of Stockholders

Stephen Clearman, 62, was appointed to our Board of Directors in June 2012. Mr. Clearman currently serves as managing partner and co-founder of Kinderhook Partners, LP. Prior to co-founding Kinderhook Partners in 2003, Mr. Clearman co-founded Geocapital Partners, a leading venture capital firm that managed more than $500 million in a series of partnerships in North America and Europe. Prior to his work at Geocapital Partners, Mr. Clearman spent four years at Adler and Company which was responsible for the origination and management of numerous venture capital investments. In addition, Mr. Clearman has been a director of a number of public and privately held companies.

In March 2012, Active Power entered into a Securities Purchase Agreement pursuant to which Kinderhook Partners purchased 1,764,705 shares of common stock for an aggregate purchase price of approximately $6.0 million. In connection with such transaction, Active Power entered into a Side Letter Agreement with Kinderhook Partners pursuant to which Mr. Clearman was appointed to the board of directors and Active Power is obligated to use its reasonable best efforts to include Mr. Clearman in the proxy statement as a nominee for election to the board of directors in any year in which such inclusion is required by Active Power’s governing documents or applicable law.

We believe that Mr. Clearman’s qualifications to serve on our Board include previous general and financial management experience with rapidly growing and publicly traded technology companies.

T. Patrick Kelly, 56, was appointed to our Board of Directors in January 2013. He served as interim CFO from April 2012 through March 2013 for Panera Bread leading all finance and accounting teams for the bakery-café company. Prior to joining Panera, Mr. Kelly was interim CFO for Hawker Beechcraft Corp., a Wichita, Kansas based aerospace manufacturing company, from February 2011 to August 2011. Before joining Hawker Beechcraft, he served as interim CEO at ExpressJet, a regional airline in Houston, Texas. Mr. Kelly has also held a number of senior financial positions at Vignette Corp., which was acquired by Open Text Corp.; Dell, Inc.; Trilogy Software; Sabre Holdings; and American Airlines.

We believe that Mr. Kelly’s qualifications to serve on our Board include his extensive experience as a finance professional including seven years as a CFO of publicly owned companies and three years as a director of a public company.

Continuing Class III Directors with Term Expiring at the 2015 Annual Meeting of Stockholders

Ake Almgren, 67, has served as a member of our Board since March 2004 and as Chairman since December 2012.  From March 2009 until September 2011, Dr. Almgren served as the Chief Executive Officer and President of International Battery, a manufacturer of lithium ion cells and batteries.  Since May 2003, Dr. Almgren has also served as President of his consultant company, ORKAS Inc.  From July 1998 to May 2003, Dr. Almgren served as Chief Executive Officer and President of Capstone Turbine Corp.  Prior to his employment at Capstone, Dr. Almgren had a 26-year career at ASEA Brown Boveri Limited (ABB), a worldwide power solutions company, where he was President of several ABB companies, including ABB Power T&D Co., involved in electric transmission and distribution equipment and systems worldwide.  Dr. Almgren also serves on the board of managers of PJM Interconnect LLC.  Dr. Almgren holds a Ph.D. in Engineering from Linkopings Tekniska Hogskola in Sweden and a Masters of Mechanical Engineering from the Royal Institute of Technology in Stockholm, Sweden.

We believe that Dr. Almgren’s qualifications to serve on our Board include his extensive background in executive management and leadership of companies in the power quality, alternative and clean technology sectors, and his extensive connections throughout the power quality industry.  His current and prior CEO experience has qualified him to understand all aspects of managing and building a technology-based business, and his direct experience in financing the growth of these businesses as well as their overall financial management further qualifies him to serve as a member of our Audit Committee.

James E. J. deVenny III, 64, has served as a member of our Board since March 2008.  From 1999 until March 2008, Mr. deVenny served as the co-founder, President and Chief Executive Officer of Dataside LLC, a Texas-based provider of enterprise data center space and managed network services.  Mr. deVenny is now an independent consultant through his business, JD Investments.  Prior to founding Dataside, Mr. deVenny co-founded Computex Support Systems, where he was employed for 15 years and was involved in the design and development of mission-critical data centers and telecommunications sites.  Prior to this he spent five years as Vice President of Sales and Marketing for International Power Machines, a manufacturer of uninterruptible power supply systems.  Mr. deVenny also serves on the boards of directors of Lumenate, a private technology consulting services company, Verado, an energy services software company, and Nimbix, a cloud high performance computing company.  He holds a Bachelor of Science degree in Journalism and Communications from the University of Florida.

We believe that Mr. deVenny’s qualifications to serve on our Board include his extensive experience in the uninterruptible power supply, or UPS, industry, where he held senior sales and marketing positions for a rapidly growing UPS company, and experience gained from the founding and operating of hosted data center businesses, which are a primary target market for us.  Mr. deVenny’s depth of industry knowledge and contacts uniquely positions him to provide valuable insights to our Board and management with respect to strategic and operational matters, as well as the markets for our products.  Mr. deVenny also brings general financial and personnel management acumen to our Board, which he gained from owning and operating his own businesses, and this further qualifies him to serve as a member of our Audit Committee and Nominating and Corporate Governance Committee.

Robert S. Greenberg, 60, has served as a member of our Board since March 2009.  From January 2009 to August 2013, Mr. Greenberg was the Chief Information Officer and Vice President for Agco Corporation, a global manufacturer and distributor of agricultural equipment.  Prior to joining Agco Corporation, Mr. Greenberg was Vice President and Chief Information Officer for five years with Nissan Americas, the U.S. subsidiary of Nissan Motor Ltd, a global automotive manufacturer.  Mr. Greenberg also served in executive and CIO capacities for over 20 years including with Avaya, Inc., a global enterprise communications provider, Dell Inc. and Exxon Mobil, including time spent in Asia Pacific.  Mr. Greenberg holds both Bachelor of Science and Masters of Engineering degrees in Operations Science and Industrial Engineering from Cornell University and an M.B.A. in Finance from the University of Maryland.

We believe that Mr. Greenberg’s qualifications to serve on our Board include his extensive international and multi-national management experiences as a Chief Information Officer for a number of global companies.  This experience allows him to provide the Board with unique insights of the CIO community, a key target customer segment for our business, as well as important strategic and operational guidance with respect to information technology matters.  As a key executive managing business operations and staffing levels significantly greater than ours, Mr. Greenberg is able to provide valuable perspective on human resource related matters, which further qualifies him to serve on our Compensation Committee as well as our Nominating and Corporate Governance Committee.

CORPORATE GOVERNANCE

Conflicts of Interest

On an annual basis, each director and executive officer is obligated to complete a Directors and Officers Questionnaire which requires disclosure of any transactions with Active Power in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest.  Pursuant to the Code of Business Conduct and Ethics, the Board is charged with resolving any conflicts of interest involving the Chief Executive Officer, the Chief Financial Officer or any other executive officer of Active Power.

Director Independence

In accordance with the NASDAQ listing requirements, the Board has determined the independence of each director and nominee for election as director in accordance with the guidelines it has adopted.  Based on those standards, the Board determined that each of Messrs. Almgren, Clearman, deVenny, Greenberg, Kelly, and Lindelow, our non-employee directors, is an “independent director” as defined in Rule 5605(a)(2) of the NASDAQ Marketplace Rules, and has no relationship with Active Power except as a director and stockholder, unless otherwise stated under “Certain Transactions” or in the Compensation Discussion and Analysis section of this proxy statement.

Board Leadership Structure and Board’s Role in Risk Oversight

We separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles.  The Chief Executive Officer is primarily responsible for developing and executing against the strategic plan adopted by the Board, and for our day-to-day leadership and performance, while the Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board.  Our independent directors meet regularly without the presence of management.  The independent directors of our Board met fourteen times during 2013.  Our Board Chairman leads these meetings.  These meetings are held in conjunction with each regularly scheduled meeting of our Board.  Any of our directors may request a session comprised of only independent directors at any time.  We believe that this separation represents the appropriate structure for us at this time because it allows our Chairman of the Board to coordinate general oversight and strategic planning for us while the Chief Executive Officer focuses on managing our business.

Our Board oversees risk management in a number of ways.  The Audit Committee oversees the management of financial and accounting related risks as an integral part of its duties.  Similarly, the Compensation Committee considers risk management when setting the compensation policies and programs for our executives and other employees.  The Board receives reports on various risk-related items at its regular meetings including risks related to our manufacturing and sales operations, products, customer relationships and employees.  The Board considers these reports and provides feedback to management regarding our risk exposure, the potential impact on us, and steps being taken to mitigate such risks.

Nominations for Directors

The Nominating and Corporate Governance Committee is responsible for screening potential director candidates and recommending qualified candidates to the Board for nomination.  The Nominating and Corporate Governance Committee believes that candidates for director should have certain attributes, including leadership, independence, interpersonal skills, financial acumen, business experience, industry knowledge, integrity, competence and dedication.  The Nominating and Corporate Governance Committee also considers issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills.  The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating and Corporate Governance Committee believe that it is important that the Board represent diverse viewpoints.  The Nominating and Corporate Governance Committee considers recommendations of potential candidates from current directors, management and stockholders.  Stockholders’ nominations for directors must be made in writing and be addressed to the Chairman of the Nominating and Corporate Governance Committee in care of our Secretary at our headquarters address listed below, and must be received no later than [December __, 2014] to be considered for inclusion in the proxy statement for the next annual election of directors.

Chairman of the Nominating and Corporate Governance Committee
Active Power, Inc.
c/o Secretary
2128 West Braker Lane, BK 12
Austin, Texas 78758

Any such stockholder nomination notice should clearly indicate that it is a recommendation of a director candidate by a stockholder and must set forth (i) the name, age, business address and residential address of the recommended candidate; (ii) the principal occupation or employment of such recommended candidate; (iii) the class and number of shares of our stock that are beneficially owned by such recommended candidate; (iv) a description of all understandings or arrangements between the stockholder and the recommended candidate and any other person or persons pursuant to which the recommendations are to be made by the stockholder; and (v) any other information relating to such recommended candidate that is required to be disclosed in solicitations of proxies for the election of directors.  In addition, such notice must contain (i) a representation that the stockholder is a holder of record of our common stock entitled to vote at such meeting; (ii) the name and address, as they appear on our books, of the stockholder proposing such nomination; (iii) the class and number of shares of our common stock that are beneficially owned by such stockholder; (iv) any material interest of the stockholder in such recommendation; and (v) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act, as amended, in such stockholder's capacity as proponent of a stockholder proposal.  Assuming that a stockholder recommendation contains the information required above, the Nominating and Corporate Governance Committee will evaluate a candidate recommended by a stockholder by following substantially the same process, and applying substantially the same criteria, as for candidates identified through other sources.

Communications with the Board

Stockholders and other interested parties may communicate with one or more members of the Board or the non-management directors as a group in writing by regular mail or via email.  The following address may be used by those who wish to send such communications by regular mail:

[Board of Directors] or [Name of Individual Director(s)]
Active Power, Inc.
c/o Secretary
2128 West Braker Lane, BK 12
Austin, Texas 78758

Stockholders who wish to send such communications electronically may do so via the “Contact Us” tab on our website at www.activepower.com.  You may leave a message to any one or a combination of directors.  Any such communication must contain (i) a representation that the stockholder is a holder of record of our stock, (ii) the name and address, as they appear on our books, of the stockholder sending such communication, and (iii) the class and number of shares of Active Power that are beneficially owned by such stockholder.

The Board has instructed the Secretary to review all communications so received (via regular or electronic mail), and to exercise his discretion not to forward to the Board correspondence that is inappropriate, such as business solicitations, frivolous communications, advertising and personal grievances.  However, any director may at any time request the Secretary to forward any and all communications received by the Secretary and not forwarded to the Board.

Code of Ethics

Our Code of Business Conduct and Ethics, which is our code of ethics applicable to all directors, officers, employees and consultants worldwide, embodies our global principles and practices relating to the ethical conduct of our business and our long-standing commitment to honesty, fair dealing and full compliance with all laws affecting our business.  The Code of Business Conduct and Ethics is intended to comply with Item 406 of Regulation S‑K of the Exchange Act and with NASDAQ listing requirements.  Our Code of Business Conduct and Ethics is posted on our Internet website under the "Corporate Governance" link on our “Investor Relations” page. We intend to disclose future amendments to the provisions of our Code of Business Conduct and Ethics, or waivers of such provisions granted to executive officers, on our website within four business days following the date of such amendment or waiver.

The Board has established a means for employees, customers, suppliers, stockholders and other interested parties to submit confidential and anonymous reports of suspected or actual violations of our Code of Business Conduct and Ethics relating, among other things, to:

•	Accounting practices, internal accounting controls or auditing matters and procedures;

•	Theft or fraud of any amount;

•	Insider trading;

•	Performance and execution of contracts;

•	Conflicts of interest;

•	Violations of securities and antitrust laws; and

•	Violations of the Foreign Corrupt Practices Act.

Any stockholder, employee or interested party can call toll-free at 1-800-625-1731 to submit a report.  The number is operational 24 hours a day, seven days a week.

MEETINGS AND COMMITTEES OF THE BOARD

Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of his or her duties and to attend all Board, committee and stockholders’ meetings.  In 2013, the Board met fourteen times.  All directors attended at least 75% of the meetings of the Board or committees on which they served during the period in which they served on the Board or such committees during the year ended December 31, 2013.

Committees of the Board

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities.  The standing committees are the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.  In accordance with the NASDAQ listing requirements, all of the standing committees are comprised solely of non-employee, independent directors.  Charters for each of the standing committees are available on our website at www.activepower.com under the heading of “Investor Relations” and subheading of “Corporate Governance”.  The charter of each standing committee is also available in print to any stockholder who requests it.  The table below shows current membership of each of the standing Board committees:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
T. Patrick Kelly*	Robert S. Greenberg*	Stephen Clearman*
Ake Almgren	Stephen Clearman	James E. J. deVenny III
James E. J. deVenny III	Jan H. Lindelow	Robert S. Greenberg

*	Committee Chairman

Audit Committee

The Audit Committee is responsible for the selection, retention and oversight of our independent auditors.  In addition, the Audit Committee reports to the Board with regard to:

•	the scope of our annual audits and fees to be paid to auditors;

•	our compliance with legal and regulatory requirements;

•	the integrity of our financial statements and the compliance with our accounting and financial policies; and

•	management’s procedures and policies relative to the adequacy of our internal accounting controls.

The Audit Committee is further responsible for the pre-approval of all audit and non-audit services performed by our independent auditors.  The members of the Audit Committee in 2013 were Messrs. Kelly, deVenny and Almgren (Mr. Almgren stepped down from the committee in July 2013 upon his appointment as our interim President and Chief Executive Officer and was re-appointed to the committee in October 2013 following his resignation as interim President and Chief Executive Officer. Mr. Greenberg served on the committee during the time Mr. Almgren was not on the committee).  Mr. Kelly serves as the Chairman of the Audit Committee and Rodney S. Bond served as Chairman of the Audit Committee until he completed his term as director as of the 2013 Annual Meeting held in May 2013.  The Audit Committee held seven meetings during 2013.  The Board has determined that all members of the Audit Committee are “independent” as that term is defined in Rule 5605(a)(2) of the NASDAQ Marketplace Rules.  The Board has determined that Mr. Kelly is qualified as an “audit committee financial expert” under Item 407(d)(5) of Regulation S‑K.

Compensation Committee

The Compensation Committee reviews, approves and makes recommendations to the Board regarding our compensation policies and forms of compensation to be provided to our executive officers.  The Compensation Committee also approves grants of equity awards to new and existing employees and administers our equity incentive plan.  The Compensation Committee reviews and approves bonus arrangements for our executive officers.  The members of the Compensation Committee during 2013 were Messrs. Greenberg, Clearman and Lindelow.  Mr. Greenberg serves as the Chairman of the Compensation Committee and Mr. Lindelow served as Chairman of the Compensation committee until October 24, 2013.  The Compensation Committee held ten meetings during 2013.  The Board has determined that all members of the Compensation Committee are “independent” as that term is defined in Rule 5605(a)(2) of the NASDAQ Marketplace Rules.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee was established to assist our Board in fulfilling its responsibilities for identifying qualified individuals to become members of the Board; determining the composition and compensation of the Board and its committees; monitoring the effectiveness of the Board and facilitating the measurement of the effectiveness of its committees; and developing, monitoring and evaluating sound corporate governance policies and procedures promoting honest and ethical conduct, including policies pertaining to the identification and treatment of conflicts of interest.  The members of the Nominating and Corporate Governance Committee for 2013 were Messrs. Clearman, Greenberg, and deVenny.  Mr. Clearman serves as the Chairman of the Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee held four meetings during 2013.  The Board has determined that each member of the Nominating and Corporate Governance Committee is an “independent director” as defined in Rule 5605(a)(2) of the NASDAQ Marketplace Rules.

Attendance at Annual Meetings

We encourage, but do not require, the members of our Board to attend our annual meeting of stockholders.  Six of our seven directors attended our Annual Meeting of Stockholders held on May 30, 2013.

Compensation Committee Interlocks and Insider Participation

During fiscal 2013, all members of the Compensation Committee were independent directors, and none of them were past or present employees or officers of Active Power or any of our subsidiaries except that Mr. Almgren served as our interim President and Chief Executive Officer from July 2013 to October 2013.  No member of our Compensation Committee has any relationship with us requiring disclosure under Item 404 of Regulation S‑K under the Exchange Act.  None of our executive officers has served on a board or compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers serves on our Board or our Compensation Committee.

AUDIT COMMITTEE REPORT

The Audit Committee reports as follows with respect to our fiscal 2013 financial statements:

Management is responsible for Active Power’s internal controls and the financial reporting process.  Our independent registered public accounting firm is responsible for performing an independent audit of Active Power’s financial statements and internal controls in accordance with U.S. generally accepted auditing standards and to issue a report thereon.  The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent auditors.  Management represented to the Audit Committee that Active Power’s financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the financial statements with management and the independent auditors.  The Audit Committee has also met and held discussions with management and the independent auditors regarding Active Power’s internal controls.  Management provided the Audit Committee management’s assessment of our internal controls, and the Audit Committee has reviewed and discussed the internal controls with management and the independent auditors.  The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T (Communication with Audit Committees).

Active Power’s independent auditors also provided to the Audit Committee the written disclosures required by Rule 3526 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors that firm’s independence and considered the compatibility of non-audit services with the independent auditors’ independence.

Based upon the Audit Committee’s discussion with management and the independent auditors and the Audit Committee’s review of the representation of management and the reports of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board include the audited financial statements and assessment of internal controls in Active Power’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board:

T. Patrick Kelly (Chair)

Ake Almgren

James E. J. deVenny III

EXECUTIVE OFFICERS

The following table sets forth certain biographical information concerning our current executive officers:

Name	Age	Position
Mark A. Ascolese	63	President, Chief Executive Officer and Director
James A. Powers	52	Vice President Finance, Chief Financial Officer and Secretary
Randall J. Adleman	56	Vice President of Global Sales and Marketing

Mark A. Ascolese.  Reference is made to Mr. Ascolese’s biographical information included above with our other directors.

James A. Powers has been our Chief Financial Officer since December 4, 2013. As Chief Financial Officer and Vice President of Finance, he oversees all of our accounting, finance, treasury, and investor relations activities, as well as our IT organization. Mr. Powers brings more than 30 years of finance, accounting, and operations experience to Active Power. He most recently served as senior vice president of Finance of the U.S. Windows and Doors division of PlyGem Industries. From 2006 to 2013, Mr. Powers served in various capacities, however most recently was vice president and global controller at Xerium Technologies, a publicly traded global manufacturer and supplier of specifically engineered consumable products used primarily in the production of paper. In this role he led all corporate controllership functions including SEC reporting, board reporting and analysis, and external audit management. Prior to Xerium, Mr. Powers held a number of executive finance roles including vice president of Internal Audit at Invensys PLC, a global industrial automation, controls, and transportation business. He was tasked to step into this leadership role following the completion of two divestitures including Invensys’ Powerware and Lambda Power divisions where he served as vice president of Finance. He began his career as a senior auditor at Ernst and Young LLP, formerly Arthur Young. Mr. Powers is a Certified Public Accountant and earned a bachelor’s of Science in Accounting from the State of University of New York at Albany.

Randall J. Adleman joined Active Power in November 2013 as Vice President of Global Sales and Marketing. Prior to joining Active Power, Mr. Adleman served as vice president of Sales and Marketing for Valence Technology, an Austin based global manufacturer of large format energy storage solutions.  He has held various sales and marketing executive leadership roles including serving as senior vice president, Sales and Implementation Services, at Misys, an enterprise software provider, and vice president, Global Sales and Service, at Ingersoll Rand Energy Systems. Mr. Adleman also served as vice president, Secure Power Americas Group, at Invensys’ Powerware division, now part of Eaton Corp. While at Powerware, Adleman led all sales and service efforts for the U.S. commercial, federal, and Latin American businesses. In this role, he managed both direct and multi-tiered indirect channels of distribution including hundreds of manufacturing representatives, distributors, and resellers. Mr. Adleman holds an undergraduate degree from Colgate University and a Master’s in Business Administration with a concentration in Marketing from Fairleigh Dickinson University.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The cornerstone of our compensation philosophy continues to be pay for performance. We seek to align the compensation paid to our Named Executive Officers with our performance on both a short-term and long-term basis and set performance goals that do not promote excessive risk-taking and support our core financial goals of achieving revenue growth and improved operating margins.

Improving our results and continuing to position our business for future success in support of our mission of producing attractive returns for our stockholders requires that we attract, retain and foster high caliber talent. We design our executive compensation program to provide a competitive compensation and benefits package that reflects our performance, job complexity and the strategic value of the position, while helping to ensure long-term retention and motivation. We believe the compensation programs for our Named Executive Officers supports us in these goals in a challenging and competitive global macroeconomic environment.

The Compensation Committee of the Board of Directors (the “Committee”) is responsible for compensation decisions for the Named Executive Officers and for all of our executive officers. The Committee designs our executive compensation program to be effective at driving the achievement of our performance goals and to provide an appropriate reward for results, but also to be reasonable in relation to the programs of our peer group companies and to encourage our executives to work for meaningful stockholder returns without taking excessive risks. The highlights of our compensation program include:

•
An incentive cash compensation plan that, in addition to a competitive base salary, provides payouts based upon achievement of goals that we believe are consistent with improving stockholder value without incurring undue risk.

•	Use of equity awards which encourage retention through time-based vesting to 100% vested over a four-year period which provides a balance between short and long-term decisions.

•	Total compensation (at target) is generally designed to compensate our executives at the 50th percentile when compared to our peer group companies.

•	Our change of control agreement with each of our officers is “double trigger,” meaning it provides severance or accelerated vesting benefits only upon termination of each such officer’s employment with us without cause or resignation of the executive for good reason within a certain time period following a change of control of Active Power.

The following compensation governance features underlie our compensation program:

•	The Committee is composed solely of independent directors. Additionally, the Committee’s independent compensation consultant is retained directly by the Committee.

•	Our compensation programs are designed to reward long-term value creation and avoid inappropriate risk taking by our executives. The Committee believes that the risks arising from our employee compensation program are reasonable, in the best interests of our stockholders, and not likely to have a material adverse effect upon us.

•	The Committee meets with its external compensation consultants and advisors, without management.

•
We have an Insider Trading policy, applicable to all employees and non-employee directors, which outlines trading restrictions inclusive of black-out periods, anti-hedging guidelines, as well as other trading guidelines.

Advisory Vote on Executive Compensation

In May 2013, we held a stockholder advisory vote on the compensation of our Named Executive Officers, commonly referred to as a say-on-pay vote. Our stockholders overwhelmingly approved the compensation of our Named Executive Officers, with approximately 95.7% of stockholder votes cast in favor of our 2013 say-on-pay resolution. As we evaluated our compensation practices for 2013, we were mindful of the support our stockholders expressed for our pay for performance compensation philosophy. As a result, following our annual review of our executive compensation philosophy, the Committee decided to retain our general approach to executive compensation.

Philosophy

Our compensation programs are designed to satisfy the following objectives:

•	To attract, motivate and retain key employees, including highly qualified executive officers;

•	To make a substantial portion of their compensation dependent upon our attainment of measurable performance targets; and

•	To structure a substantial portion of executive compensation so that it aligns with our stockholders’ interests.

Our compensation programs are designed by the Committee in collaboration with management and input from an independent compensation consultant hired by the Committee. Our compensation program for executive officers utilizes cash compensation for short-term incentives and equity compensation for long-term incentives. Cash compensation is paid in the form of a base salary and an annual performance incentive bonus (“annual bonus”), and long-term incentive compensation has typically been paid in the form of stock options.

Our executive compensation philosophy reflects our belief that a significant portion of the compensation of our executives should reflect their success as a management team, rather than as individuals, in attaining key operating objectives. We evaluate both performance and compensation to help ensure that we can attract and retain talented executives in key positions and that the compensation provided to our executives is competitive relative to the compensation paid to similarly situated executives of similar or peer companies.

Throughout this proxy statement, the individuals who served as our Chief Executive Officer and Chief Financial Officer during 2013, as well as the other individuals included in the Summary Compensation Table on page 23, are referred to as our “Named Executive Officers.”

Role of Compensation Committee in Compensation Decisions

The Committee makes compensation decisions for the Named Executive Officers and for all of our other executive officers.  As it deems appropriate, the Committee seeks input from other members of the Board, our Chief Executive Officer, other members of management, outside consultants and counsel. In particular, for 2013, the Committee retained the services of Radford, an Aon Hewitt Company (“Radford”), an outside human resources consulting organization to provide independent advice to the Committee with respect to matters including executive compensation, equity compensation trends, non-employee director compensation and the design of an appropriate peer group. We do not use Radford for any consulting services related to non-executive compensation matters, although we participate in annual salary surveys conducted by Radford which we use for benchmarking salary and benefits for all of our non-executive employees. Management’s only role with respect to the use of Radford is to provide company-specific data to Radford to enable it to complete its engagement for the Committee. The decision to use Radford for consulting services is determined by the Committee, and not by management.

In 2013, as contemplated by recently adopted SEC and Nasdaq rules regarding compensation committee consultants, the Committee reviewed the independence of Radford under the independence criteria set forth in the new rules and the Committee charter.  As a result of such review, the Committee determined that Radford was an independent advisor within the meaning of applicable SEC and Nasdaq rules and the charter of the Committee.

Setting Executive Compensation

Based on the above objectives, the Committee has structured our annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve our business goals, and to reward executives for achieving such goals. Elements of compensation for our executive officers include: base salary, annual bonus, stock incentive awards and employee benefits. Base salaries for our Named Executive Officers are set when the executive is hired and adjustments are considered at meetings of the Committee in the first quarter of each year. At these meetings, the Committee also approves and adopts the management incentive plan for the new fiscal year, determines the level of achievement and actual awards from the previous year’s management incentive plan, and typically grants stock-based awards to our Named Executive Officers.

At the beginning of each year, it has been the practice of the Committee to review the recent history of the elements of each Named Executive Officer’s total compensation, and compare the compensation of the Named Executive Officers with that of other executive officers in an appropriate peer group which includes other high-technology public companies in North America with similar revenue or expense levels to us. The purpose of this analysis is to determine whether the compensation of each Named Executive Officer, both in its totality and with respect to each of the constituent components, is competitive with the applicable market comparables. For 2013, the market comparables were derived from the following peer group:

Allied Motion Technologies	Fuel Tech	PowerSecure International

Ballard Power Systems	FuelCell Energy	Satcon Technology

Capstone Turbine	Lime Energy	SL Industries

Comverge	Maxwell Technologies	Ultralife

Energy Recovery	Pervasive Software	Valence Technology

EnerNOC

The Committee generally considers compensation to be competitive for our Named Executive Officers if it is between the 25th and 50th percentiles for base salary, and between the 50th and 75th percentiles for overall compensation including base salary, bonus and the value of our long-term incentives, including equity awards. The amount of each element of compensation is determined by the Committee, which considers the following factors to determine the amounts to pay each executive:

•	position and functional role, seniority and overall level of responsibility;

•	performance against corporate and individual objectives for the previous year;

•	difficulty of achieving desired results in the coming year;

•	value of their unique skills and capabilities to support our long-term growth;

•	performance of their general management capabilities; and

•	contribution as a member of the executive management team.

Role of Executive Officers in Compensation Decisions

The Chief Executive Officer annually reviews the performance of all of our executive officers (other than the Chief Executive Officer, whose performance is reviewed by the Committee and discussed with the full Board). The conclusions reached and recommendations based on those reviews, including with respect to salary adjustments and annual bonus and equity award amounts, are presented to the Committee by the Chief Executive Officer. Though the Committee is not obligated to follow the Chief Executive Officer’s recommendations, the Committee gives them great weight in making its decisions, as the Committee believes our Chief Executive Officer is in the best position to assess the performance of the other Named Executive Officers and identify key criteria for the Committee to consider in making its final decisions relating to the compensation of the Named Executive Officers (other than the Chief Executive Officer). Neither our Chief Executive Officer nor any other executive votes on items before the Committee; however, the Committee and Board solicit the views of the Chief Executive Officer and work with other members of management and outside advisors to prepare meeting materials.

Base Salary

We use the base salary element of executive compensation to provide the foundation of a fair and competitive compensation opportunity for each Named Executive Officer. In addition to considering market peer group data, the Committee considers an internal review of the Named Executive Officer’s compensation relative to other Named Executive Officers and the individual performance of the executive in establishing base salary. As a result, compared to 2012, the Committee increased based salaries from 0% (for recently appointed officers) to approximately 12% in 2013.

Annual Bonus

The management incentive program is an annual cash incentive program that is designed to motivate and reward our Named Executive Officers for their contributions toward the achievement of shorter-term financial and operating goals that we believe drive our operating results and create long-term stockholder value. Under this program, the Committee establishes an annual target award for each Named Executive Officer, which is typically expressed as a percentage of the executive’s base salary. For 2013, this target award level was 100% of base salary for Mr. Milner, 60% of base salary for Mr. Fife, 50% of base salary for Mr. Foley, 80% of base salary for Mr. Olsen, 50% of base salary for Mr. Rubin, and 45% of base salary for Mr. Schrader-Hausmann. These targets did not change from 2012. The Committee makes the determination of the actual bonus earned by a Named Executive Officer and may choose to award a bonus or not, and determines the actual award, in light of all relevant factors after completion of the fiscal year.

For 2013, 70% of each of the Named Executive Officers’ target bonus award was based upon achievement of corporate objectives, which were the same objectives for each of our Named Executive Officers. The remaining 30% of each Named Executive Officer’s target bonus award was based upon achievement of individual objectives unique to each executive and his area of responsibility. The weighting of corporate and individual objectives was reviewed and established by the Committee at the beginning of 2013 and the same weighting was used for all of our Named Executive Officers, reflecting our philosophy that a significant portion of the compensation of our executive team should reflect their success as a team, and not as individuals. Both the corporate and individual goals were established by the Committee at the beginning of 2013 and were tied to our annual operating plan.

For 2013, the corporate objectives, and the weights given to each for purposes of determining the amount of bonuses, were as follows:

Corporate Objectives	Target	Actual	Weighting
Revenue	$94,315,000	$61,699,000	40%
Operating Profit (Loss)	$4,566,000	$(7,617,000)	30%

Since our actual 2013 revenue and operating profit (loss) fell below the established thresholds, there was no payout under the corporate objectives portion of the plan.

The individual objectives for each of the Named Executive Officers who was eligible to receive payments under such plan for 2013 are summarized below:

Named Executive Officer	Individual Objectives

Steven Fife, Former Chief Financial Officer, VP Finance and Secretary	- Order management improvement and development of customer service group - IT strategic plan - International financial support improvement

Jason P. Rubin, Former Vice President Operations	- Cleansource 750/625 HD production readiness - Implement cost reduction on Clean source UPS products - Complete six sigma project initiatives

Martin T. Olsen, Former Vice President Global Sales and Marketing
-    Establish sales team productivity metrics
-    Develop succession plan for key employees in the department and complete international team integration
-    Develop backlog for Cleansource 750/625 HD product

J. Noel Foley, Former VP Engineering	- Compete design and release of new products per product roadmap - Develop succession plan for key employees in the department - Develop future product roadmap

Mr. Schrader-Hausmann did not have any specified individual objectives for 2013.

At year-end 2013, our Chief Executive Officer reviewed the accomplishments relative to the established individual goals for each executive officer with the Committee. The Committee considered this input before approving the bonus award payments. The performance related bonus results for each of our Named Executive Officers who participated in such plan for 2013 were as follows:

Named Executive Officer	Target Bonus Award	Actual Bonus Award*	% of Target
Steven Fife, Former Chief Financial Officer, VP Finance and Secretary	$168,000	$24,000	14%
Jason P. Rubin, Former Vice President Operations	$117,500	$35,900	31%
Martin T. Olsen, Former Vice President Global Sales and Marketing	$201,880	$30,320	15%
J. Noel Foley, Former VP Engineering	$120,000	$18,000	15%
Uwe Schrader-Hausmann, Chief Technical Officer	$92,250	$20,000	22%

*	Represents payout based on individual objectives only as there was no payout based on corporate objectives for 2013

Mr. Milner, our former President and Chief Executive Officer, did not receive any payment under the annual bonus plan for 2013 since he resigned in July 2013. Neither Mr. Almgren, Mr. Ascolese, Mr. Powers nor Mr. Adleman participated in the annual bonus plan for 2013.

Stock Option and Equity Incentive Programs

The Committee believes that the interests of our stockholders are best served when a significant proportion of an executive’s compensation is comprised of equity-based or other long-term incentives that appreciate in value contingent upon increases in the price of our common stock. This is consistent with our philosophy that in the long term, our stock price will reflect our operating performance and that our management team’s compensation should be in a large part driven by our long-term results. Therefore, it has been our practice to make annual grants of equity-based awards to our Named Executive Officers. The ultimate amount and mix of equity awards vary among Named Executive Officers based on their positions within Active Power, individual performance and other factors the Committee deems relevant. The grants of stock options to our Named Executive Officers in 2013 are set forth in the table entitled “Fiscal 2013 Grants of Plan-based Awards” in this Proxy Statement.

Policy Regarding Tax Deductibility of Compensation

Within our performance-based compensation program, we aim to compensate our senior executive management team in a manner that is tax effective for us. However, the Committee may determine that it is appropriate to pay compensation which is not deductible from time-to-time.

Timing of Grants

Equity awards to our executive officers and other key employees are typically granted annually in conjunction with the review of their respective individual performance. This review takes place at regularly scheduled meetings of the Committee, which are typically held in conjunction with the meetings of our Board during the first quarter of each year. Equity awards are automatically granted to our non-employee directors on the date of our Annual Meeting of Stockholders, in accordance with the terms of our director compensation policy. Grants to newly hired employees are made in meetings of the Committee, with effect from the date of the meeting. Grants to newly hired executive officers are typically made at the next regularly scheduled Committee meeting or at a special meeting on or following their hire date. The exercise price of all stock options is set at the closing price of our common stock on The NASDAQ Capital Market on the date of grant of the award.

Stock Ownership Guidelines

We have a stock ownership policy that requires our non-executive directors to obtain a minimum level of stock ownership in Active Power within five years of their appointment to the Board. The stock ownership policy requires the following for our non-executive directors:

•
With respect to all individuals who were non-executive directors on February 1, 2007 (the date of the initial adoption of our current equity ownership policy) (i.e., Mr. Almgren and Mr. Lindelow), by February 1, 2012 the directors should own stock with a value equal to three times the annual Board retainer.

•
With respect to non-executive directors first appointed or elected to the Board after February 1, 2007 (i.e., Messrs. Clearman, deVenny, Greenberg and Kelly), by the fifth-year anniversary of such date of initial appointment or election the director should own stock with a value equal to three times the annual Board retainer.

•	The value of such stock is measured by the higher of the original purchase price paid or the current fair market value of the shares at the time of evaluation.

All of our non-executive directors, except for Mr. Lindelow, were in compliance with this policy at December 31, 2013. There currently are no stock ownership guidelines for our Named Executive Officers.

Our insider trading policy prohibits all directors and executive officers of Active Power from making short sales of our stock, engaging in hedging transactions and other derivative securities involving our stock, using our securities as collateral for loans, and holding our securities in margin accounts.

Perquisites and Other Personal Benefits

The Committee does not believe that providing an executive perquisite is consistent with our pay-for-performance compensation philosophy. In this regard, it should be noted that we do not provide pension arrangements, post-retirement health coverage, or similar benefits for our executives or employees.

We provide employee benefits including a 401(k) plan without any matching contributions at this time, and coverage under health and insurance plans, which are the same for all employees. We also offer life insurance for all employees that provides coverage up to an employee’s salary or a maximum of $200,000.

Employment Arrangements with Executive Officers

During the second half of 2013, Active Power hired three new executive officers.  In particular, in September 2013, Mark A. Ascolese was appointed as our Chief Executive Officer and President, in November 2013, Randall J. Adelman was appointed as our Vice President of Global Sales and Marketing and in November 2013, James Powers was appointed as our Chief Financial Officer and Vice President Finance.  In connection with their initial employment, each such officer executed an offer letter and entered into a severance benefit agreement.  The compensation levels for such officers were determined by the Committee after consideration of various factors including data provided by Radford, the compensation paid to the executive that formerly held the same or similar position with Active Power, the background and experience of such executive officer and our need to attract and retain such executives.

Mr. Ascolese’s offer letter provides that he will be paid an annual base salary of $450,000 and, beginning with fiscal year 2014, will be eligible to earn a bonus of up to 100% of his base salary at the target objective, subject to the terms and conditions of our executive bonus program.  As contemplated by his offer letter, Mr. Ascolese was granted an option to purchase 340,000 shares of common stock, received a signing bonus of $100,000, and relocation and temporary living expense assistance. The signing bonus is subject to repayment under certain circumstances if Mr. Ascolese resigns other than for good reason or is terminated for cause on or before the first year anniversary of his employment date (or, if later, his relocation to Austin, Texas) as set forth in the offer letter. The offer letter also provides for vacation and health benefits and further provides that Mr. Ascolese will serve on the Board for as long as he is employed as our Chief Executive Officer.

Mr. Adleman’s offer letter provides that Mr. Adleman will be paid an annual base salary of $250,000 and will be eligible to earn incentive compensation at a rate of 0.18% of all bookings up to a specified target and 0.25% of all bookings in excess of such target, up to a maximum amount of $500,000. As contemplated by his offer letter, Mr. Adleman was granted an option to purchase 200,000 shares of common stock. The offer letter also provides for vacation and health benefits.

Mr. Powers’ offer letter provides that he will be paid an annual base salary of $280,000 and will be eligible to participate in our executive bonus program with an annual target of 60% of base salary. As contemplated by his offer letter, Mr. Powers was granted an option to purchase 175,000 shares of common stock, received a signing bonus of $25,000, subject to claw back provisions as set forth in the offer letter, and relocation and temporary living expense assistance. The offer letter also provides for vacation and health benefits.

Please refer to the information under “Potential Payments Upon Termination or Change of Control” for information regarding other employment agreements and severance benefit agreements with our executive officers and the separation agreement and releases we entered into with certain of our executive officers upon their departures from Active Power. The Committee considered data provided by Radford with respect to competitive compensation amounts provided to executive officers, the nature and type of contractual arrangements with executive officers, including severance agreements and change of control provisions, and which executive officers will be eligible for such benefits. Based on its review of such data, the Committee believed it was necessary for the retention of officers and to remain competitive in employment markets for us to enter into such agreements with our executive officers.

Mr. Almgren’s compensation for his service as our interim President and Chief Executive Officer was a one-time payment in October 2013 of $200,000 and the grant of a fully vested option to purchase 15,000 shares of our common stock at an exercise price of $2.91 per share.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2013, with management.  In reliance on the review and discussion referred to above, the Compensation Committee recommended to the Board, and the Board has approved, that the CD&A be included in the proxy statement for the year ended December 31, 2013, for filing with the Securities and Exchange Commission.

Submitted by the Compensation Committee of the Board:

Robert S. Greenberg (Chair)

Stephen Clearman

Jan H. Lindelow

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Stock Awards	Option Awards	Non–Equity Incentive Plan Compensation	All Other Compensation	Total Compensation
		[2]	[3]	[4]	[5]	[6]
J. Douglas Milner	2013	$246,154	$–	$401,250	$–	$82,771	$730,175
Former President and Chief Executive Officer (until July 29, 2013)	2012	$328,720	$172,500	$352,198	$60,000	$86,195	$999,613

Ake Almgren	2013	$200,000	$–	$29,844	$–	$–	$229,844
Interim President and Chief Executive Officer (from July 29, 2013 until October 14, 2013) [1]

Mark A. Ascolese	2013	$86,538	$–	$676,464	$–	$115,026	$878,028
President and Chief Executive Officer (since October 14, 2013)

Steven R. Fife	2013	$280,000	$–	$128,400	$24,000	$143,384	$575,784
Former Chief Financial Officer, Vice President Finance and Secretary (until December 4, 2013)	2012	$59,231	$72,000	$153,996	$20,000	$24,890	$330,117

James A. Powers	2013	$14,000	$–	$–	$–	$25,000	$39,000
Chief Financial Officer, Vice President Finance and Secretary (since December 4, 2013)

Jason P. Rubin	2013	$231,154	$–	$284,388	$35,900	$–	$551,442
Former Vice President of Operations (until April 18, 2014)	2012	$206,517	$48,000	$54,439	$29,688	$17,415	$356,059
	2011	$187,272	$–	$154,950	$50,000	$–	$392,222

Uwe Schrader-Hausmann	2013	$201,881	$–	$57,780	$20,000	$12,746	$292,406
Chief Technology Officer	2012	$189,388	$36,000	$24,499	$29,408	$12,338	$291,632
	2011	$190,222	$–	$123,966	$31,833	$13,356	$359,378

J. Noel Foley	2013	$237,692	$–	$280,542	$18,000	$–	$536,234
Former Vice President of Engineering (until January 3, 2014)	2012	$225,000	$–	$–	$26,263	$–	$251,263
	2011	$25,096	$–	$122,100	$–	$–	$147,196

Martin T. Olsen	2013	$222,102	$–	$256,800	$30,320	$62,931	$572,153
Former Vice President of Global Sales and Marketing (until November 5, 2013)	2012	$240,384	$56,000	$59,883	$44,100	$21,201	$421,568
	2011	$188,601	$–	$167,966	$70,150	$–	$426,717

[1]	Represents amount paid to Mr. Almgren in his capacity as interim President and Chief Executive Officer. Amounts paid to Mr. Almgren for board-related services are included under Director Compensation.

[2]	Represents total salary earned during the calendar years 2013, 2012, and 2011.

[3]	The amounts reported in this column represent the aggregate value of the stock awards granted to the Named Executive Officers during 2013, 2012, and 2011, respectively, based on their grant date fair value, as determined in accordance with the share-based payment accounting guidance under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("ASC 718"). Refer to the section titled "Stock-Based Compensation Expense" under Note 1, "Summary of Significant Accounting Policies," in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 4, 2014 for the relevant assumptions used to determine the valuation of such awards.

[4]	The amounts reported in this column represent the aggregate value of the stock options granted to the Named Executive Officers during 2013, 2012, and 2011, respectively, based on their grant date fair value, as determined in accordance with the share-based payment accounting guidance under ASC 718. Refer to the section titled "Stock-Based Compensation Expense" under Note 1, "Summary of Significant Accounting Policies," in the Notes to the Consolidated Financial Statements included in the Annual Report on Form 10-K filed on March 4, 2014 for the relevant assumptions used to determine the valuation of such awards.

[5]	Represents cash bonuses earned under the Company's 2013 management incentive plan that were paid out in March 2014, amounts earned under the Company's 2012 management incentive plan paid out in March 2013, and amounts earned under the Company's 2011 management incentive plan paid out in March 2012. For Mr. Fife, Mr. Foley and Mr. Olson, the 2013 payment was related to their respective separation agreements and such amounts were paid in 2014.

[6]	Includes (i) relocation allowances paid to Mr. Milner, Mr. Fife and Mr. Ascolese, (ii) severance paid to Mr. Olsen, (iii) PTO paid to Mr. Milner and Mr. Olsen, (iv) temporary living costs for Mr. Milner, Mr. Fife, and Mr. Ascolese, and (v) signing bonuses for Mr. Ascolese and Mr. Powers.

FISCAL 2013 GRANTS OF PLAN-BASED AWARDS

Name and Principal Position	Estimated future payouts under non-equity incentive plan awards [1]				All other option awards: Number of securities underlying options	Exercise or base price of option awards ($/share)	Grant Date Fair Value of Stock or Option Awards
	Grant Date	Threshold	Target	Maximum
						[2]	[3]
J. Douglas Milner	2/22/2013	60,000	400,000	800,000	125,000	$4.80	$401,250
Former President and Chief Executive Officer (until July 29, 2013) [4]

Ake Almgren	11/21/2013	--	--	--	15,000	$2.91	$29,844
Interim President and Chief Executive Officer (from July 29, 2013 until October 14, 2013)

Mark A. Ascolese	11/21/2013	--	--	--	340,000	$2.91	$676,464
President and Chief Executive Officer (since October 14, 2013)

Steven R. Fife	2/22/2013	25,200	168,000	336,000	40,000	$4.80	$128,400
Former Chief Financial Officer, Vice President Finance and Secretary (until December 4, 2013) [5]

James A. Powers	--	--	--	--	--	--	--
Chief Financial Officer, Vice President Finance and Secretary (since December 4, 2013) [6]

Jason P. Rubin	2/22/2013	17,625	117,500	235,000	70,000	$4.80	$224,700
Former Vice President of Operations (until April 18, 2014)	11/21/2013				30,000	$2.91	$59,688

Uwe Schrader-Hausmann	2/22/2013	13,838	92,250	184,500	18,000	$4.80	$57,780
Chief Technology Officer

J. Noel Foley	2/22/2013	18,000	120,000	240,000	75,000	$4.80	$240,750
Former Vice President of Engineering (until January 3, 2014)[5]	11/21/2013				20,000	$2.91	$39,792

Martin T. Olsen	2/22/2013	30,282	201,880	403,760	80,000	$4.80	$256,800
Former Vice President of Global Sales and Marketing (until November 5, 2013)[5]

[1]	These columns show the awards that were possible at the threshold, target and maximum levels of performance under the annual management incentive plan. The target estimated future payout amount was the amount that each Named Executive Officer would earn if they accomplished 100% of the corporate and individual objectives under the annual management incentive plan. Refer to “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for amounts actually earned for 2013.

[2]	The exercise price of the stock option awards is equal to the closing price of the common stock as reported by The NASDAQ Capital Market on the date of grant of the award.

[3]	Refer to the section titled “Stock-Based Compensation Expense” under Note 1, “Summary of Significant Accounting Policies,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 4, 2014 for the relevant assumptions used to determine the valuation of our option awards.

[4]	Although this grant was approved by the Board in early 2013, there was no payout under this grant due to Mr. Milner’s resignation in July 2013.

[5]	Payment on plan-based awards was under the terms of the applicable separation and release agreement.

[6]	As contemplated by his offer letter, Mr. Powers was granted an option to purchase 175,000 shares of common stock at an exercise price of $3.50 per share on February 28, 2014.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards					Stock Awards
	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable	Option exercise price ($)	Option expiration date	Number of options vested at 12/31/12	Number of shares of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) [1]
J. Douglas Milner Former President and Chief Executive Officer (until July 29, 2013)	–	–	–	–	–	–		–

Ake Almgren Interim President and Chief Executive Officer (from July 29, 2013 until October 14, 2013)	15,000	–	2.91	11/21/2023	15,000[5]	–		$–

Mark A. Ascolese President and Chief Executive Officer (since October 14, 2013)	–	340,000	2.91	11/21/2023	–[5]	–		$–

Steven R. Fife Former Chief Financial Officer, Vice President Finance and Secretary (until December 4, 2013) [2]	30,000 17,500	30,000 22,500	3.60 4.80	6/30/2014 6/30/2014	30,000 [6] 17,500 [7]	10,000		$33,700

James A. Powers Chief Financial Officer, Vice President Finance and Secretary (since December 4, 2013)	–	–	–	–	–	–		–

Jason P. Rubin Former Vice President of Operations (until April 18, 2014)	3,000 5,999 7,999 6,000 9,000 8,500 8,645 42,543 13,749 8,749 – –	– – – – – – – 1,312 6,250 11,250 70,000 30,000	17.55 17.95 21.00 11.45 9.40 2.40 3.95 3.95 11.25 4.00 4.80 2.91	2/13/2014 2/14/2015 2/3/2016 2/7/2017 2/28/2018 2/4/2019 2/25/2020 2/25/2020 2/28/2021 2/17/2022 2/22/2023 11/21/2023	3,000 [8] 5,999 [8] 7,999 [8] 6,000 [8] 9,000 [8] 8,500 [8] 8,645 [9] 42,543 [10] 13,749 [11] 8,749 [12] – [7] – [5]	– – – – – – – – – 9,750 – –	$	– $– $– $– $– $– $– $– $– $32,858 $– $–

Uwe Schrader-Hausmann Chief Technology Officer	4,000 1,800 1,800 5,000 7,500 12,000 16,875 27,000 11,000 3,938 –	– – – – – – 1,125 – 5,000 5,062 18,000	16.15 25.85 11.45 8.55 9.40 2.40 3.95 3.95 11.25 4.00 4.80	8/15/2015 4/17/2016 2/7/2017 11/12/2017 2/28/2018 2/4/2019 2/25/2020 2/25/2020 2/28/2021 2/17/2022 2/22/2023	4,000 [8] 1,800 [8] 1,800 [8] 5,000 [8] 7,500 [8] 12,000 [8] 16,875 [9] 27,000 [10] 11,000 [11] 3,938 [12] – [7]	– – – – – – – – – 5,060 –	$	– $– $– $– $– $– $– $– $– $17,052 $–

J. Noel Foley Former Vice President of Engineering (until January 3, 2014)[3]	27,500 – –	27,500 75,000 20,000	3.30 4.80 2.91	11/23/2021 2/22/2023 11/21/2023	27,500 [13] – [7] – [5]	– – –	$	– $– $–

Martin T. Olsen Former Vice President of Global Sales and Marketing (until November 5, 2013)[4]	4,000 1,000 2,666 5,000 27,225 10,274 17,500 1,125 14,999 10,999 20,000	– – – – – – 2,500 375 5,000 11,000 60,000	7.70 8.35 6.80 6.95 3.95 3.95 8.70 12.60 11.25 4.00 4.80	2/5/2014 2/5/2014 2/5/2014 2/5/2014 2/5/2014 2/5/2014 2/5/2014 2/5/2014 2/5/2014 2/5/2014 2/5/2014	4,000 [8] 1,000 [8] 2,666 [8] 5,000 [8] 27,225 [9] 10,274 [10] 17,500 [11] 1,125 [14] 14,999 [11] 10,999 [12] 20,000 [7]	– – – – – – – – – 7,000 –	$	– $– $– $– $– $– $– $– $– $23,590 $–

[1]	Based on closing price of $3.37 per share at December 31, 2013.

[2]	Mr. Fife’s outstanding options and awards that were to vest within twelve months of his termination on December 31, 2013, were accelerated. The remaining unvested shares as of December 31, 2014 were cancelled.

[3]	Mr. Foley’s outstanding options and awards that were to vest within six months of his termination on January 3, 2014, were accelerated. The remaining unvested shares as of June 3, 2014 were cancelled.

[4]	Mr. Olsen’s outstanding options and awards that were to vest within six months of his termination on November 5, 2013, were accelerated. The remaining unvested shares as of February 25, 2014 were cancelled.

[5]	This option vests over a four-year period from November 21, 2013, with 25% of the award vesting on November 21, 2014 and then 1/16th of the total award vesting in 12 quarterly installments over the subsequent three-year period, in each case subject to continued service with us.

[6]	These options and RSUs vest 25% on November 2, 2013, and then 1/16th of the total award vesting in 12 quarterly installments over the subsequent three-year period, in each case subject to continued service with us.

[7]	This option vests over a four-year period from February 22, 2013, with 25% of the award vesting on February 22, 2014 and then 1/16th of the total award vesting in 12 quarterly installments over the subsequent three-year period, in each case subject to continued service with us.

[8]	This option originally vested over a four-year period and is now fully vested.

[9]	This option vests over a four-year period from February 25, 2010, with 25% of the award vesting on February 25, 2011 and then 1/16th of the total award vesting in 12 quarterly installments over the subsequent three-year period, in each case subject to continued service with us.

[10]	This option vests over a three-year period from February 25, 2010, with 50% of the award vesting on February 25, 2011 and then 25% of the total award vesting on February 25, 2011 and 25% of the total award vesting on February 25, 2012, in each case subject to continued service with us.

[11]	This option vests over a four-year period from November 3, 2010, with 25% of the award vesting on November 3, 2011 and then 1/16th of the total award vesting in 12 quarterly installments over the subsequent three-year period, in each case subject to continued service with us.

[12]	This option vests over a four-year period from February 17, 2012, with 1/16th of the total award vesting in 16 quarterly installments over a four-year period, in each case subject to continued service with us.

[13]	This option vests over a four-year period from November 23, 2011, with 1/16th of the total award vesting in 16 quarterly installments over a four-year period, in each case subject to continued service with us.

[14]	This option vests over a four-year period from February 28, 2011, with 25% of the award vesting on February 28, 2012 and then 1/16h of the total award vesting in 12 quarterly installments over the subsequent three-year period, in each case subject to continued service with us.

OPTION EXERCISES AND STOCK VESTED

The following table shows options exercised and restricted stock vested for our Named Executive Officers during 2013:

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise	Value realized on exercise	Number of shares acquired on vesting	Value realized on vesting
J. Douglas Milner	–	$–	15,625	$69,063
Ake Almgren[1]	–	$–	–	$–
Mark A. Ascolese	–	$–	–	$–
Steven R. Fife	–	$–	10,000	$31,500
James A. Powers	–	$–	–	$–
Jason P. Rubin	–	$–	3,000	$11,558
Uwe Schrader-Hausmann	–	$–	2,252	$8,676
J. Noel Foley	–	$–	–	$–
Martin T. Olsen	11,000	$31,569	4,375	$15,986

[1]	Represents amount paid to Mr. Almgren in his capacity as interim President and Chief Executive Officer. Amounts paid to Mr. Almgren for board-related services are included under Director Compensation.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

2010 Equity Incentive Plan (the “2010 Plan”)

In the event of a Change in Control (as defined in the 2010 Plan), each outstanding Award (as defined in the 2010 Plan) will be treated as the Administrator (as defined in the 2010 Plan) determines without a participant’s consent, including, without limitation, that (i) Awards will be assumed, or substantially equivalent Awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a participant, that the participant’s Awards will terminate upon or immediately prior to the consummation of such merger or Change in Control; (iii) outstanding Awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon consummation of such merger or Change in Control, and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of such merger of Change in Control; (iv) (A) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the participant’s rights as of the date of the occurrence of the transaction, or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion; or (v) any combination of the foregoing.

In the event that the successor corporation does not assume or substitute for the Award (or portion thereof), the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights that are not assumed or substituted for, including shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock, Restricted Stock Units, and Performance Shares/Units (each as defined in the 2010 Plan) not assumed or substituted for will lapse, and, with respect to Awards with performance-based vesting not assumed or substituted for, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.  In addition, if an option or stock appreciation right is not assumed or substituted for in the event of a Change in Control, the Administrator will notify the participant in writing or electronically that the option or stock appreciation right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.

Termination and Change in Control Agreements

Each of Messrs. Ascolese, Powers and Adleman has entered into a Severance Benefit Agreement (“Severance Agreements”).  The Severance Agreement signed by Mr. Adleman provides that if his employment is terminated for reasons other than Cause (as defined in the Severance Agreements) or by the executive for Good Reason (as defined by the Severance Agreements) then he shall be entitled to receive continued severance pay equal to six months of his then-current base salary payable over such period, as well as reimbursement of health benefits during such period and vesting under all unvested options and restricted stock would be accelerated by six months.  Upon termination without Cause or resignation for Good Reason, Mr. Ascolese is entitled to receive (i) continued severance pay equal to twelve months of his base salary payable over such period, (ii) reimbursement of health benefits during such twelve month period and (iii) twelve months of accelerated vesting under his options. However, if Mr. Ascolese’s termination or resignation occurs on or prior to the first to occur of (i) the one-year anniversary of his employment date or (ii) his relocation to Austin, he would only receive severance and benefits for six months instead of twelve months and there would be no additional vesting. Upon termination without Cause or resignation for Good Reason, Mr. Powers is entitled to receive (i) if such termination or resignation occurs on or prior to the first to occur of the one year anniversary of the commencement of Mr. Powers’ employment or the closing of Mr. Powers’ relocation and purchase of a home in Austin, Texas, continued severance pay equal to six months of his base salary payable over such period, as well as reimbursement of health benefits during such period, or (ii) if such termination or resignation occurs after the first to occur of the one year anniversary of the commencement of Mr. Powers’ employment or the closing of Mr. Powers’ relocation and purchase of a home in Austin, Texas, continued severance pay equal to twelve months of his base salary payable over such period, as well as reimbursement of health benefits during such period and vesting under all unvested options and restricted stock would be accelerated by twelve months.  The Severance Agreements further provide that each executive execute a release of claims in favor of us, and the Severance Agreements signed by Messrs. Powers and Adleman include noncompetition and non-solicitation covenants for a period of up to six months following his termination of employment.  Mr. Ascolese’s Severance Agreement includes noncompetition and non-solicitation covenants for a period of up to twelve months following termination of employment.

Each of the Severance Agreements also provides that if within twelve months following a Change in Control (as defined in the Severance Agreements) the executive officer’s employment is terminated for reasons other than Cause, or by the executive for Good Reason, then any unvested options or shares of restricted stock held by the executive on the date of such change in control would accelerate and vest in full as of the date of the termination.

Mr. Schrader-Hausmann is employed by our German subsidiary Active Power (Germany) GmbH. Consistent with normal employment practices in that market we are required to provide Mr. Schrader-Hausmann with severance pay equal to six months of his then-current base salary in the event of his termination of employment. These payments are necessary to enforce non-competion and non-solicitation provisions of his employment contract. The Company can elect to have the employee work or to not-work and be placed on garden leave during this period of time at its sole discretion.

Had their employment been terminated on December 31, 2013 by us for reasons other than cause or by the executive for good reason, our Named Executive Officers would have been eligible to receive the payments set forth in the table below.  These payments include amounts earned through such time and are only estimates of the amounts that would be paid to these executives upon their termination.  The actual amounts to be paid out can only be determined at the time of such executive’s separation from Active Power.

POTENTIAL PAYMENTS UNDER TERMINATION ARRANGEMENTS

Name	Salary	Benefits	Accrued Vacation Pay	Accelerated Vesting of Restricted Stock	Accelerated Vesting of Stock Options	Total
J. Douglas Milner	–	–	–	–	–	–
Ake Almgren	–	–	–	–	–	–
Mark A. Ascolese	$450,000	$12,822	$7,983	–	$39,100	$509,906
Steven R. Fife	–	–	–	–	–	–
James A. Powers	$140,000	–	$993	–	–	$140,993
Jason P. Rubin	$117,500	$9,972	$26,928	$6,000	–	$160,399
Uwe Schrader-Hausmann	$105,548	–	$42,422	$4,504	–	$152,475
J. Noel Foley	$120,000	$10,279	$9,488	$–	$481	$140,248
Martin T. Olsen	–	–	–	–	–	–

If their employment had been terminated on December 31, 2013 by us for reasons other than cause or by the executive for good reason as a result of a change in control of Active Power, our Named Executive Officers would have been eligible to receive the payments set forth in the table below.  These payments include amounts earned through such time and are only estimates of the amounts that would be paid to these executives upon their termination.  The actual amounts to be paid out can only be determined at the time of such executive’s separation from Active Power.

Name	Salary	Benefits	Accrued Vacation Pay	Accelerated Vesting of Restricted Stock	Accelerated Vesting of Stock Options	Total
J. Douglas Milner	–	–	–	–	–	–
Ake Almgren	–	–	–	–	–	–
Mark A. Ascolese	$450,000	$12,822	$7,983	–	$156,400	$627,206
Steven R. Fife	–	–	–	–	–	–
James A. Powers	$140,000	–	$993	–	–	$140,993
Jason P. Rubin	$117,500	$9,972	$26,928	$32,858	$13,800	$201,057
Uwe Schrader-Hausmann	$105,548	–	$42,422	$17,052	–	$165,023
J. Noel Foley	$120,000	$10,279	$9,488	$–	$1,925	$141,692
Martin T. Olsen	–	–	–	–	–	–

Separation Agreement with Mr. Fife

On November 14, 2013, Steven R. Fife resigned from his role as our Chief Financial Officer, Vice President of Finance, and Secretary.  In connection with Mr. Fife’s resignation, in accordance with the Severance Benefits Agreement between us and Mr. Fife, Active Power and Mr. Fife entered into a Separation Agreement and Release, which, among other things, provides the following:

•	continuation of payment of his base salary for twelve (12) months after the resignation date, payable in accordance with our regular payroll practices;

•	eligibility to potentially receive compensation under our 2013 management incentive program subject to the terms and conditions of such plan;

•	reimbursement for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended for a period of nine (9) months after the resignation date, or until Mr. Fife has secured other employment, whichever occurs first;

•	acceleration of the vesting equivalent to an additional twelve (12) months of vesting after the resignation date under all outstanding stock options and restricted stock unit agreements between the Company and Mr. Fife that would have otherwise remained unvested as of the date of Mr. Fife’s separation; and

•	that all stock options held by Mr. Fife shall be amended such that such options will remain exercisable for a period of 180 days after the resignation date.

The foregoing was subject to (i) a release of Active Power by Mr. Fife for all claims, (ii) Mr. Fife’s compliance with non-solicitation covenants for twelve (12) months post-termination and continued observance of his obligations to us under his current proprietary information and nondisclosure agreement, and (iii) Mr. Fife’s compliance with customary non-disparagement covenants.

Separation Agreement with Mr. Olsen

On November 5, 2013, Martin T. Olsen resigned from his role as our Vice President of Global Sales and Marketing.  In connection with Mr. Olsen’s resignation, in accordance with the Severance Benefits Agreement between us and Mr. Olsen, Active Power and Mr. Olsen entered into a Separation Agreement and Release, which, among other things, provides the following:

•	continuation of payment of his base salary for six (6) months after the resignation date, payable in accordance with our regular payroll practices;

•	eligibility to potentially receive compensation under our 2013 management incentive program subject to the terms and conditions of such plan;

•	reimbursement for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended for a period of twelve (12) months, or until Mr. Olsen has secured other employment, whichever occurs first; and

•	acceleration of vesting equivalent to an additional six (6) months of vesting after the resignation date under all outstanding stock option and restricted stock unit agreements between us and Mr. Olsen that would have otherwise remained unvested as of the date of Mr. Olsen’s resignation.

The foregoing was subject to (i) a release of Active Power by Mr. Olsen for all claims, (ii) Mr. Olsen’s compliance with non-solicitation covenants for twelve (12) months post-termination and continued observance of his obligations to us under his current proprietary information and nondisclosure agreement, and (iii) Mr. Olsen’s compliance with customary non-disparagement covenants.

Separation Agreement with Mr. Foley

On January 3, 2014, J. Noel Foley resigned from his role as our Vice President of Engineering.  In connection with Mr. Foley’s resignation, in accordance with the Severance Benefits Agreement between us and Mr. Foley, Active Power and Mr. Foley entered into a Separation Agreement and Release, which, among other things, provides the following:

•	continuation of payment of his base salary for six (6) months after the resignation date, payable in accordance with our regular payroll practices;

•	eligibility to potentially receive compensation under our 2013 management incentive program subject to the terms and conditions of such plan;

•	reimbursement for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended for a period of six (6) months, or until Mr. Foley has secured other employment, whichever occurs first; and

•	acceleration of vesting equivalent to an additional six (6) months of vesting after the resignation date under all outstanding stock option and restricted stock unit agreements between us and Mr. Foley that would have otherwise remained unvested as of the date of Mr. Foley’s resignation.

The foregoing was subject to (i) a release of Active Power by Mr. Foley for all claims, (ii) continued observance of Mr. Foley’s obligations to us under his current proprietary information and nondisclosure agreement, and (iii) Mr. Foley’s compliance with customary non-disparagement covenants.

DIRECTOR COMPENSATION

Name	Fees earned or paid in cash	Stock awards	Option awards [1]		Total compensation
J. Douglas Milner	Included in executive compensation table
Mark A. Ascolese	Included in executive compensation table
Ake Almgren	$54,000	$–	$44,021		$98,021
James E. J. deVenny III	$36,000	$–	$44,021		$80,021
Robert S. Greenberg	$38,500	$–	$44,021		$82,521
Jan Lindelow	$38,500	$–	$44,021		$82,521
T. Patrick Kelly	$38,000	$24,060	$41,770		$103,830
Benjamin Scott[2]	$12,500	$–	$–		$12,500
Rodney Bond[2]	$17,500	$–	$–		$17,500
Stephen Clearman[3]	$18,500	$–	[2	]	$18,500[2	]
Total - all directors	$256,500	$24,060	$261,873		$542,433

[1]	Reflects the dollar amounts recognized for financial statement purposes for the fiscal year ended December 31, 2013, in accordance with the FASB ASC 817, excluding the impact of estimated forfeitures related to service-based vesting.

[2]	Term as a director ended on May 30, 2013.

[3]	Starting in October 2013, Mr. Clearman asked not to receive any further director compensation. As a result, his May 2013 option grant did not vest and was cancelled. The dollar amount initially recognized for financial statement purposes with respect to the May 2013 option grant was $44,021.

The following table shows the aggregate number of option awards outstanding for each of our directors as of December 31, 2013 as well as the number of shares underlying option awards during 2013 and the grant date fair value of option grants made to directors during 2013:

Name	Aggregate number of options outstanding at December 31, 2013	Option awards made during 2013		Grant date fair value of option awards made during 2013
J. Douglas Milner	Included in executive compensation table
Mark A. Ascolese	Included in executive compensation table
Ake Almgren	63,000	15,000		$44,021
James E. J. deVenny III	39,000	15,000		$44,021
Robert S. Greenberg	36,000	15,000		$44,021
Jan Lindelow	45,400	15,000		$44,021
Benjamin Scott[1]	21,000	–		$–
Rodney Bond[1]	21,000	–		$–
T. Patrick Kelly	14,000	14,000		$41,770
Stephen Clearman[2]	–	[2	]	[2	]
Total - all directors	239,400	89,000		$261,873

[1]	No longer on the board but has further exercise period to exercise remaining shares above.

[2]	Starting in October 2013, Mr. Clearman asked not to receive any further director compensation. As a result, his May 2013 option grant did not vest and was cancelled. The dollar amount initially recognized for financial statement purposes with respect to the May 2013 option grant was $44,021.

Overview of Director Compensation and Procedures

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board.  In setting director compensation, we consider the amount of time that directors expend in fulfilling their duties to us as well as the skill level required to serve as a member of the Board.

In 2013, our non-employee directors received the following fees for their service as a director:

Service	Annual Fee
Director fee	$30,000
Chairman of the Board fee	$20,000
Audit Committee participation fee	$4,000
Audit Committee chairperson (in addition to fee for serving on the Audit Committee)	$8,000
Compensation Committee participation fee	$4,000
Compensation Committee chairperson (in addition to fee for serving on the Compensation Committee)	$6,000
Nominating & Corporate Governance Committee participation fee	$2,000
Nominating & Corporate Governance Committee chairperson (in addition to fee for serving on the Nominating & Corporate Governance Committee)	$1,000

All of the above fees are paid to directors on a quarterly basis in arrears.  When the Board appoints a special committee, additional compensation may be paid to those directors who serve on the special committees.  In this regard, on February 14, 2014, the Board approved compensation for the members of the committee which conducted an investigation into the facts and circumstances surrounding our agreements and transactions with Qiyuan Network System Limited (“Qiyuan”), including the statements made regarding Qiyuan’s affiliation with Digital China. Such compensation amounts are $20,000 for the committee chairperson (Mr. Kelly) and $8,000 for the other members of the committee (Messrs. deVenny and Greenberg).

On the date of our 2013 Annual Meeting of Stockholders, each non-employee director who continued to serve as a non-employee director was automatically granted an option to purchase 15,000 shares of common stock provided such individual had served on the Board for at least six months as of the date of the meeting.  Under this program, on May 30, 2013, each of Messrs. Almgren, Clearman, deVenny, Greenberg, and Lindelow received an option to purchase 15,000 shares of common stock with an exercise price of $4.30 per share, the closing sale price of our common stock on The Nasdaq Capital Market on the date of our 2013 Annual Meeting.

In 2013, new non-employee directors were awarded an option to purchase 20,000 shares of common stock under our 2010 Plan upon joining the Board.  Options granted to new directors have an exercise price per share equal to the fair market value per share of the underlying shares of common stock at the date of grant and such options vest in equal annual installments over three years.  Mr. Kelly received an option to purchase 6,000 shares of common stock, as well as 6,000 restricted stock units (“RSUs”) when he joined our board of directors in January 2013 under the terms of our non-employee director compensation policy as of such date.  In connection with the revised non-employee director compensation policy approved in February 2013, Mr. Kelly was also granted an option to purchase 8,000 shares of common stock at an exercise price of $4.80 per share on February 22, 2013.

Directors who are also our employees do not receive cash or equity compensation for service on the Board in addition to their compensation payable for their service as our employees.  Upon commencement of his service as our interim President and Chief Executive Officer, Mr. Almgren ceased to earn director compensation until such time as his service as an employee ended.

Indemnification Agreements

Our certificate of incorporation limits the liability of our directors to us and our stockholders for breaches of the directors’ fiduciary duties to the fullest extent permitted by Delaware law.  In addition, our certificate of incorporation and bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law.  We also maintain directors’ and officers’ liability insurance and have entered into indemnification agreements with all of our directors and our executive officers.

Certain Relationships

In accordance with our Audit Committee charter, our Audit Committee is responsible for reviewing and approving the terms and conditions of all related party transactions.  This would encompass all transactions with directors, immediate family members of our directors and executive officers, or any entities that such persons may have ownership or employment relationships with.  A report is made annually to our Audit Committee disclosing all related parties that are employed by us or any related party transactions or relationships that occurred during the year, if any.  There were no reportable related party transactions or relationships during 2013.

PROPOSAL TWO: NON-BINDING ADVISORY VOTE TO
APPROVE EXECUTIVE COMPENSATION

We are providing our stockholders with the opportunity to cast an advisory vote to approve the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis section and accompanying tables in this Proxy Statement.  We believe that it is appropriate to seek the views of our stockholders on the design and effectiveness of our executive compensation program.

Our goal for our executive compensation program is to attract and retain exceptional individuals as executive officers who will provide leadership for our success in dynamic, competitive markets.  We seek to accomplish this goal in a way that is aligned with the long-term interests of our stockholders and suitably rewards our executives based on performance.  We believe that our executive compensation program achieves this goal with its emphasis on long-term equity awards and performance-based compensation, which has to date, enabled us to sufficiently motivate and reward our Named Executive Officers.

We encourage our stockholders to approve the compensation of our Named Executive Officers as disclosed above in the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion.

Accordingly, the following resolution will be submitted to our stockholders for approval at the Annual Meeting:

“RESOLVED, that the compensation paid to our Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S‑K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion contained in this proxy statement, is hereby approved.”

As an advisory vote, this proposal is not binding upon us.  However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders, and to the extent that a significant percentage of votes are cast against the compensation of our Named Executive Officers, the Compensation Committee will determine whether any actions are necessary to address the concerns reflected in such votes.

This proposal will be approved upon the affirmative vote of the holders of a majority of the Votes Cast on the proposal at the Annual Meeting.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, AND THE ACCOMPANYING COMPENSATION TABLES AND NARRATIVE DISCUSSION CONTAINED IN THIS PROXY STATEMENT.

PROPOSAL THREE: RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

In January 2014, the Audit Committee appointed Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2014.  The Audit Committee is asking the stockholders to ratify this appointment.  Grant Thornton LLP has served in this capacity since their appointment in 2010.

In the event the stockholders fail to ratify the appointment, our Audit Committee will reconsider its selection.  Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of Active Power and our stockholders.

A representative of Grant Thornton LLP is expected to be present at the Annual Meeting, where he or she will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Fees incurred by Grant Thornton LLP

The following table presents fees for professional services rendered by Grant Thornton LLP and billed to us for the audit of our annual financial statements and review of our interim quarterly financial statements for the years ended December 31, 2013 and 2012, respectively, and fees for other services billed by Grant Thornton LLP during those periods

Fees	2013	2012
Audit fees	$251,000	$302,449
Audit-related fees	87,500	--
Tax fees	--	11,000
All other fees	--	--
Total	$338,500	$313,449

Audit Fees.  Annual audit fees relate to services rendered in connection with the audit of the annual financial statements included in our Form 10-K, the quarterly reviews of financial statements included in our Forms 10-Q, Form S-8 and Form S-3 consent procedures and audit and testing of our internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees.  Audit-related services include fees for consultations concerning financial accounting and reporting matters, the restatement of our results for the quarters ended March 31, 2013 and June 30, 2013 and responding to SEC comments.  Audit-related fees are disclosed as those audit-related fees paid during the specified fiscal year.

Tax Fees.  We used Grant Thornton LLP for tax-related activities in foreign jurisdictions in 2013.

All Other Fees.  All other fees include amounts billed by Grant Thornton LLP in connection with consultation on accounting matters addressed during the audit or interim reviews.

Pre-Approval Policies

The Audit Committee pre-approves all audit and non-audit services provided by our independent auditors prior to the engagement of the independent auditors with respect to such services, including those set forth in the table above.  The Chairman of the Audit Committee has the authority to approve any additional audit services and permissible non-audit services, provided the Chairman informs the Audit Committee of such approval at its next regularly scheduled meeting.  Our independent registered public accounting firm and management are required to report to the Audit Committee periodically regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

Required Vote and Recommendation of the Board

The affirmative vote of the holders of a majority of the Votes Cast on the proposal at the Annual Meeting is required to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.

PROPOSAL FOUR: TO AMEND OUR RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY OUR BOARD OF DIRECTORS

We are asking you to approve an amendment to our Restated Certificate of Incorporation (the “Restated Certificate”) to declassify our Board such that each director will be elected annually. Our current Restated Certificate provides that our Board be divided into three classes, with each class elected every three years. Our Board has unanimously approved, and recommends that our stockholders approve, the proposed amendment to our Restated Certificate eliminating the classified structure of the Board (the “Declassified Board Amendment”). The complete text of the Declassified Board Amendment is attached to this Proxy Statement as Appendix A and incorporated into this Proxy Statement by reference.

Background of Proposal

The Board's consideration of whether to maintain its classified Board structure was undertaken as part of the efforts of our Board and our Nominating and Corporate Governance Committee to improve and enhance our corporate governance practices. Our Board and Nominating and Corporate Governance Committee considered the advantages and disadvantages of maintaining the classified Board structure compared to providing for an annual election of directors. In particular, our Board and our Nominating and Corporate Governance Committee considered the view of some that classified boards reduce the accountability of directors to stockholders because stockholders are unable to evaluate and elect all directors on an annual basis. Director elections are a primary means for stockholders to express their views on the performance of individual directors, and a classified board structure affords stockholders this opportunity only once every three years for any particular director.

Our Board and our Nominating and Corporate Governance Committee also considered the benefits of retaining the classified Board structure, which has a long history in corporate law. A classified structure is considered by some to provide continuity and stability in the management of the business and affairs of a company because a majority of directors will have prior experience as directors of a company. In some circumstances, classified boards may enhance stockholder value by forcing an entity seeking control of a company to initiate discussions at arm's-length with the board of the company, because the entity cannot replace the entire board in a single election.

After deliberating the considerations noted above, upon the recommendation of our  Nominating and Corporate Governance Committee, our Board unanimously determined that it is in the best interests of Active Power and its stockholders to eliminate the classified Board structure as proposed.

Declassification of our Board of Directors

If our stockholders approve this proposal, then the declassified Board structure would be implemented as follows:

•	the director nominee elected at this Annual Meeting will initially be elected for a three-year term ending at the 2017 Annual Meeting;

•	following the Annual Meeting, we will file the Declassified Board Amendment with the Secretary of State of the State of Delaware;

•	directors whose terms are scheduled to expire at the 2016 and 2017 annual meetings will resign following the Annual Meeting; and

•	the remaining Board members will reappoint the resigning directors for one-year terms of office which expire at the 2015 Annual Meeting of Stockholders.

Thus, beginning with the 2015 Annual Meeting of Stockholders, the entire Board will be elected annually by stockholders.

Text of the Amendment

The proposed Declassified Board Amendment is set forth in Appendix A to this Proxy Statement. If this proposal is approved by our stockholders, we will amend our Restated Certificate to reflect the revisions contemplated by this proposal as set forth in Appendix A and the resulting amended Restated Certificate will become effective upon its filing with the Secretary of State of the State of Delaware, which is anticipated to occur promptly after the Annual Meeting.  If this proposal and the amendment to our Restated Certificate under Proposal Five is also approved, then our Restated Certificate will be amended to reflect both proposals and we will file an amended and restated certificate of incorporation in the form set forth in Appendix C.

Required Vote and Recommendation of the Board

The affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of our common stock is needed to approve this proposal. Therefore, the failure to vote, either by proxy or in person, will have the same effect as a vote against this proposal. Abstentions also will have the same effect as a vote against this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD AND PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS.

PROPOSAL FIVE: TO AMEND OUR RESTATED CERTIFICATE OF INCORPORATION TO INCREASE OUR AUTHORIZED SHARES OF COMMON STOCK FROM 30,000,000 SHARES TO 40,000,000 SHARES

We are asking you to approve an amendment to our Restated Certificate to increase the number of authorized shares of our common stock. Our Restated Certificate currently authorizes 30,000,000 shares of common stock. Our Board has approved, and recommends that our stockholders approve, the proposed amendment to our Restated Certificate to increase the authorized shares of common stock from 30,000,000 shares to 40,000,000 shares (the “Authorized Share Amendment”). The complete text of the proposed Authorized Share Amendment is attached to this Proxy Statement as Appendix B and incorporated into this Proxy Statement by reference.

Background of Proposal

Our Board has proposed this increase in our authorized shares of common stock to help ensure that we have sufficient shares of common stock available for general corporate purposes including, without limitation, to have sufficient shares of common stock available to raise capital to the extent deemed appropriate, to provide equity incentives to employees and to issue in potential acquisitions. Currently, we do not have any arrangements, agreements or understandings to issue shares in connection with any of the foregoing activities, except with respect to awards that may be made pursuant to the 2010 Plan.

As of March 31, 2014, [23,065,696] shares of our common stock were issued and outstanding, an additional [2,347,749] shares of common stock were subject to outstanding options and restricted stock units and an additional [1,294,779] shares of common stock were reserved for future issuance under our 2010 Plan.  Thus, only [3,291,776] shares remained available for other purposes.

The additional shares of common stock authorized by the proposed Authorized Share Amendment will be available for issuance at the direction of our Board from time to time for any proper corporate purpose, including, without limitation, the raising of additional capital for use in our business, issuances of common stock pursuant to equity incentive plans, stock dividends or stock splits, issuances of common stock in potential acquisitions and other general corporate purposes. Certain issuances of common stock approved by the Board, however, may also require approval by our stockholders under applicable law or Nasdaq rules. The Authorized Share Amendment does not change the terms of our common stock and the additional shares of common stock to be authorized will have the same voting rights, the same rights to dividends and distributions and will be identical in all other respects to the common stock now authorized. Approval of the proposed Authorized Share Amendment will not affect the rights of the holders of our currently outstanding common stock, except for incidental effects that would only occur as a result of increasing the number of shares of common stock outstanding, such as dilution of  the ownership rights of current holders of common stock.

Anti-Takeover Issues

This proposal has not been made in response to, and is not being presented to deter, any effort to obtain control of Active Power and is not being proposed as an anti-takeover measure. Nevertheless, the proposed increase in the number of authorized shares of common stock may discourage or make it more difficult to effect a change in control. For example, we could issue additional shares to dilute the voting power of, create voting impediments for, or otherwise frustrate the efforts of persons seeking to take over or gain control of us, whether or not the change in control is favored by our stockholders. We could also sell shares of common stock to purchasers who we believe would side with our Board in opposing a hostile takeover bid.

Text of the Amendment

The proposed Authorized Share Amendment is set forth in Appendix B to this Proxy Statement. If this proposal is approved by our stockholders, we will amend our Restated Certificate to reflect the revisions contemplated by this proposal as set forth in Appendix B and the resulting amended Restated Certificate will become effective upon its filing with the Secretary of State of the State of Delaware, which is anticipated to occur promptly after the Annual Meeting.  If this proposal and the amendment to our Restated Certificate under Proposal Four is also approved, then our Restated Certificate will be amended to reflect both proposals and we will file an amended and restated certificate of incorporation in the form set forth in Appendix C.

Required Vote and Recommendation of the Board

The affirmative vote of the holders of a majority of the outstanding shares of our common stock is needed to approve this proposal. The failure to vote, either by proxy or in person, will have the same effect as a vote against this proposal. Abstentions also will have the same effect as a vote against this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE SHARE INCREASE AMENDMENT TO INCREASE THE TOTAL NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 30,000,000 SHARES TO 40,000,000 SHARES.

OTHER MATTERS

We know of no other matters that will be presented for consideration at the Annual Meeting.  If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our Board may recommend.  Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

OWNERSHIP OF SECURITIES

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of March 31, 2014 (unless otherwise indicated), by:

•	each person known by us to be a beneficial owner of five percent (5%) or more of our common stock;

•	each current director, including each director who is a nominee for election as a director;

•	each Named Executive Officer; and

•	all current directors and executive officers as a group.

Our common stock is the only class of voting securities outstanding.  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the securities.  Except as indicated in the notes following the table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.  The percentage of beneficial ownership is based on [23,065,696] shares of common stock outstanding as of March 31, 2014.  In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days following March 31, 2014 are deemed outstanding.  However, these shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person or entity.

Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Named Executive Officers and Directors:
Mark A. Ascolese	–	*
J. Douglas Milner	23,491	*
James A. Powers	–	*
Steven R. Fife	69,764	*
Jason P. Rubin	149,267	*
Uwe Schrader-Hausmann	105,997	*
J. Noel Foley	27,500	*
Martin T. Olsen	121,212	*
Ake Almgren	117,300	*
James E. J. deVenny III	89,000	*
Robert S. Greenberg	54,100	*
Jan H. Lindelow	60,240	*
T. Patrick Kelly	21,666	*
Stephen J. Clearman	3,528,597	15.30%
All current directors and executive officers as a group (10 persons)	4,126,167	17.89%
Other 5% stockholders:
Kinderhook Partners, LP	3,526,597	15.29%
Lawrence W. Lytton	1,551,363	6.73%
Thomson Horstmann and Bryant, Inc.	1,316,111	5.71%
Joshua Ruch	1,286,429	5.58%

*	Less than one percent of our outstanding common stock

Notes Regarding Beneficial Ownership Table:

•	The address for all officers and directors is c/o Active Power, Inc., 2128 W. Braker Lane, BK 12, Austin, Texas 78758.

•	Mark A. Ascolese. Does not have any shares beneficially owned as of March 31, 2014.

•	J. Douglas Milner. Includes 23,491 shares of outstanding common stock.

•	James A. Powers. Does not have any shares beneficially owned as of March 31, 2014.

•	Steven R. Fife. Includes 22,264 shares of outstanding common stock and 47,500 shares of common stock issuable upon exercise of options.

•	Jason P. Rubin. Includes 5,396 shares of outstanding common stock, 142,371 shares of common stock issuable upon exercise of options within 60 days of March 31, 2014, and 1,500 shares of common stock deliverable upon the vesting of RSUs within 60 days of March 31, 2014.

•	Uwe Schrader-Hausmann. Includes 5,083 shares of outstanding common stock, 99,788 shares of common stock issuable upon exercise of options within 60 days of March 31, 2014, and 1,126 shares of common stock deliverable upon the vesting of RSUs within 60 days of March 31, 2014.

•	J. Noel Foley. Includes 27,500 shares of common stock issuable upon exercise of options within 60 days of March 31, 2014.

•	Martin T. Olsen. Includes 6,424 shares of outstanding common stock and 114,788 shares of common stock issuable upon exercise of options within 60 days of March 31, 2014.

•	Ake Almgren. Includes 54,300 shares of outstanding common stock and 63,000 shares of common stock issuable upon exercise of options within 60 days of March 31, 2014.

•	James E. J. deVenny III. Includes 35,000 shares of outstanding common stock held directly and 15,000 shares held of record indirectly by JD Investments Defined Benefit Plan, and 39,000 shares of common stock issuable upon exercise of options within 60 days of March 31, 2014.

•	Robert S. Greenberg. Includes 18,100 shares of outstanding common stock and 36,000 shares of common stock issuable upon exercise of options within 60 days of March 31, 2014.

•	Jan H. Lindelow. Includes 14,840 shares of outstanding common stock and 45,400 shares of common stock issuable upon exercise of options within 60 days of March 31, 2014.

•	T. Patrick Kelly. Includes 15,000 shares of outstanding common stock, 4,666 shares of common stock issuable upon exercise of options within 60 days of March 31, 2014, and 2,000 shares of common stock deliverable upon the vesting of RSUs within 60 days of March 31, 2014.

•	Stephen J. Clearman. Consists of 3,526,597 shares of common stock held of record by Kinderhook Partners, LP and 2,000 shares of outstanding common stock held by Mr. Clearman.

•	All current directors and executive officers as a group. Includes 3,691,316 shares of outstanding common stock, 430,225 shares of common stock issuable upon exercise of options within 60 days after March 31, 2014, and 4,626 shares of common stock deliverable upon the vesting of RSUs within 60 days of March 31, 2014.

•	Kinderhook Partners, LP. Based on a Schedule 13D/A dated February 26, 2013, as filed with the Securities and Exchange Commission, such stockholder reported that it had shared voting power and shared dispositive power over 3,526,597 shares of common stock as of February 26, 2013 and that its address was 2 Executive Drive, Suite 585, Fort Lee, NJ 07024. Mr. Clearman is the chief principal at Kinderhook Partners, LP and therefore his shares shown also include these shares in his total.

•	Lawrence W. Lytton. Based on a Schedule 13G/A dated February 12, 2014, as filed with the Securities and Exchange Commission, such stockholder reported that he had (i) sole voting power and sole dispositive power over 1,503,363 shares of common stock, and (ii) shared voting power and shared dispositive power over 48,000 shares of common stock, in each case as of February 12, 2014 and that his address is 262 Harbor Drive, Stamford, Connecticut 06902.

•	Thomson Horstmann and Bryant, Inc. Based on a Schedule 13G/A dated February 6, 2014, as filed with the Securities and Exchange Commission, such stockholder reported that it had shared voting power and sole dispositive power over 1,316,111 shares of common stock as of February 6, 2014 and that its address is 501 Merritt 7, Norwalk, Connecticut 06851.

•	Joshua Ruch. Pursuant to a Schedule 13G/A dated February 5, 2013, as filed with the Securities and Exchange Commission, Joshua Ruch reported that he had sole voting power and sole dispositive power over 1,286,429 shares of common stock as of February 5, 2013. Mr. Ruch is a citizen of the United States and of the Republic of South Africa, with his business address at 4 Dune Road, East Quogue, New York 11942.

CERTAIN TRANSACTIONS

Employment agreements.  For information regarding the employment agreements we have with our Named Executive Officers, please see the “Employment Agreements with Officers” section of our Compensation Discussion and Analysis, above.

Stock options granted to executive officers and directors.  For more information regarding the grant of stock options to executive officers and directors in 2013, please see the table “Grants of Plan-Based Awards” and the footnotes thereto included in the Executive Compensation section of our Compensation Discussion and Analysis, above.

Termination of employment and change in control arrangements.  For information regarding the employment agreements we have with our Named Executive Officers, please see the “Employment Agreements with Officers” section of our Compensation Discussion and Analysis, above.

Indemnification and insurance.  Our bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.  We have entered into indemnification agreements with all of our directors and executive officers and have purchased directors’ and officers’ liability insurance.  In addition, our certificate of incorporation limits the personal liability of our Board members for breaches of their fiduciary duties.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our common stock that, as of December 31, 2013, may be issued upon the exercise of options and rights under the following existing equity compensation plans (which are all of our equity compensation plans as of December 31, 2013):

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Stockholders	1,070,423	$6.89	1,185,026
Equity Compensation Plans Not Approved by Stockholders	-	-	-
Total	1,070,423	$6.89	1,185,026

NO INCORPORATION BY REFERENCE OF CERTAIN
PORTIONS OF THIS PROXY STATEMENT

Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by us under those statutes, neither the preceding Audit Committee Report nor the Compensation Committee Report is to be incorporated by reference into any such prior filings, nor shall such reports be incorporated by reference into any future filings made by us under those statutes.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Active Power's directors, executive officers, and 10% or greater stockholders to file forms with the SEC to report their ownership of Active Power shares and any changes in ownership.  Anyone required to file forms with the SEC must also send copies of the forms to Active Power.  We have reviewed all such forms provided to us and based solely on that review, Active Power believes that, during the fiscal year ended December 31, 2013, all Section 16(a) filing requirements applicable to its officers, directors and 10% or greater stockholders have been satisfied, except that, due to a clerical error, Jan Lindelow and Steven Fife each inadvertently failed to make one Form 4 filing timely with respect to one transaction, and Randall Adleman and James Powers each inadvertently failed to make one Form 3 filing timely.

ANNUAL REPORT

A copy of our Annual Report to Stockholders for 2013 has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting.  The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material.

ANNUAL REPORT ON FORM 10‑K

We filed an Annual Report on Form 10‑K with the Securities and Exchange Commission on March 4, 2014.  Stockholders may obtain a copy of this report, without charge, by writing to the attention of Investor Relations, at our principal executive offices, located at 2128 W. Braker Lane, BK 12, Austin, Texas 78758.

APPENDIX A

CERTIFICATE OF AMENDMENT OF
RESTATED CERTIFICATE OF INCORPORATION OF
ACTIVE POWER, INC.

Active Power, Inc., a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: The name of this corporation is Active Power, Inc.

SECOND: The original Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on March 29, 2000. A Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 7, 2006 and a Certificate of Amendment of Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 21, 2012.

THIRD: Pursuant to Section 242 of the General Corporate Law of the State of Delaware (the “DGCL”), this Certificate of Amendment of Restated Certificate of Incorporation amends and restates Article IX of the Restated Certificate of Incorporation of this corporation to read in its entirety as follows:

“A.            Beginning with the 2015 annual meeting of the stockholders of the Company, the entire Board of Directors shall be elected annually at each annual meeting of stockholders for a one-year term expiring at the next succeeding annual meeting of stockholders. Each director shall hold office until his or her successor shall have been duly elected and qualified, subject to prior death, resignation or removal from office.

B.            Vacancies occurring on the Board of Directors for any reason may be filled by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, at a meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy shall hold office until the next succeeding annual meeting of stockholders of the Company and until his or her successor shall have been duly elected and qualified, subject to prior death, resignation or removal from office.”

FOURTH: This Certificate of Amendment of Restated Certificate of Incorporation has been duly adopted by the board of directors and stockholders of this corporation in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, Active Power, Inc. has caused this Certificate of Amendment of Restated Certificate of Incorporation to be signed by Mark A, Ascolese, its President and Chief Executive Officer, this ____ day of May, 2014.

ACTIVE POWER, INC.

By:

Mark A. Ascolese,
President and Chief Executive Officer

APPENDIX B

CERTIFICATE OF AMENDMENT OF
RESTATED CERTIFICATE OF INCORPORATION OF
ACTIVE POWER, INC.

Active Power, Inc., a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: The name of this corporation is Active Power, Inc.

SECOND: The original Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on March 29, 2000. A Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 7, 2006 and a Certificate of Amendment of Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 21, 2012.

THIRD: Pursuant to Section 242 of the General Corporate Law of the State of Delaware (the “DGCL”), this Certificate of Amendment of Restated Certificate of Incorporation amends and restates Article IV, Section A of the Restated Certificate of Incorporation of this corporation to read in its entirety as follows:

“A.            Authorized Shares.  The aggregate number of shares that the Company shall have authority to issue is Forty Two Million (42,000,000), (a) Forty Million (40,000,000) shares of which shall be common stock, par value $0.001 per share (“Common Stock”), and (b) Two Million (2,000,000) shares of which shall be preferred stock, par value $0.001 per share (“Preferred Stock”). Of such shares of Preferred Stock, Eighty Thousand (80,000) shall be designated as “Series A Junior Participating Preferred Stock,” the rights, preferences and privileges of which are set forth in the Certificate of Designation of Series A Junior Participating Preferred Stock of Active Power filed with the Secretary of State of Delaware on December 18, 2001.”

FOURTH: This Certificate of Amendment of Restated Certificate of Incorporation has been duly adopted by the board of directors and stockholders of this corporation in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, Active Power, Inc. has caused this Certificate of Amendment of Restated Certificate of Incorporation to be signed by Mark A, Ascolese, its President and Chief Executive Officer, this ____ day of May, 2014.

ACTIVE POWER, INC.

By:

Mark A. Ascolese,
President and Chief Executive Officer

APPENDIX C

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ACTIVE POWER, INC.

Active Power, Inc., a corporation organized and existing under the Delaware General Corporation Law (the “DGCL”), DOES HEREBY CERTIFY:

FIRST:  The original Certificate of Incorporation of this corporation was filed with the Secretary of State of Delaware on March 29, 2000 under the name “Active Power, Inc.”  A Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 7, 2006 and a Certificate of Amendment to Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on December 21, 2012.

SECOND: The Amended and Restated Certificate of Incorporation of Active Power, Inc. in the form attached hereto as Annex A has been duly adopted in accordance with the provisions of Sections 242 and 245 of DGCL.

THIRD: The Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Annex A attached hereto and is incorporated herein by this reference.

IN WITNESS WHEREOF, Active Power, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized and elected officer this ____ day of May, 2014.

ACTIVE POWER, INC.

By:

James Powers,
Chief Financial Officer

ANNEX A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ACTIVE POWER, INC.

ARTICLE I

The name of this corporation shall be Active Power, Inc. (the “Company”).

ARTICLE II

The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware.  The name of the registered agent at that address is The Corporation Trust Company.

ARTICLE III

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

A.                 Authorized Shares.  The aggregate number of shares that the Company shall have authority to issue is Forty Two Million (42,000,000), (a) Forty Million (40,000,000) shares of which shall be common stock, par value $0.001 per share (“Common Stock”), and (b) Two Million (2,000,000) shares of which shall be preferred stock, par value $0.001 per share (“Preferred Stock”). Of such shares of Preferred Stock, Eighty Thousand (80,000) shall be designated as “Series A Junior Participating Preferred Stock,” the rights, preferences and privileges of which are set forth in the Certificate of Designation of Series A Junior Participating Preferred Stock of Active Power filed with the Secretary of State of Delaware on December 18, 2001.

B.                  Common Stock.  Each share of Common Stock shall have one vote on each matter submitted to a vote of the stockholders of the Company.  Subject to the provisions of applicable law and the rights of the holders of the outstanding shares of Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive, when and as declared by the Board of Directors of the Company, out of the assets of the Company legally available therefor, dividends or other distributions, whether payable in cash, property or securities of the Company.  The holders of shares of Common Stock shall be entitled to receive, in proportion to the number of shares of Common Stock held, the net assets of the Company upon dissolution after any preferential amounts required to be paid or distributed to holders of outstanding shares of Preferred Stock, if any, are so paid or distributed.

C.                  Preferred Stock.

1.                  Series.  The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series.  The description of shares of each additional series of Preferred Stock, including any designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors.

2.                  Rights and Preferences.  The Board of Directors is expressly authorized, at any time, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock and, if and to the extent from time to time required by law, by filing certificates of amendment or designation which are effective without stockholder action, to increase or decrease the number of shares included in each series of Preferred Stock, but not below the number of shares then issued, and to set in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of each such series.  The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, setting or changing the following:

a.            the dividend rate, if any, on shares of such series, the times of payment and the date from which dividends shall be accumulated, if dividends are to be cumulative;

b.            whether the shares of such series shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;

c.            the obligation, if any, of the Company to redeem shares of such series pursuant to a sinking fund;

d.            whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

e.            whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the extent of such voting rights;

f.            the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Company; and

g.            any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

ARTICLE V

A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law or (d) for any transaction from which the director derived any improper personal benefit.  If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

ARTICLE VI

The management of the business and the conduct of the affairs of the Company shall be vested in its Board of Directors.  The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Company.

ARTICLE VII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Company may provide.  The books of the Company may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Company.

ARTICLE VIII

Election of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Company shall so provide.

ARTICLE IX

A.                 Beginning with the 2015 annual meeting of the stockholders of the Company, the entire Board of Directors shall be elected annually at each annual meeting of stockholders for a one-year term expiring at the next succeeding annual meeting of stockholders. Each director shall hold office until his or her successor shall have been duly elected and qualified, subject to prior death, resignation or removal from office.

B.                Vacancies occurring on the Board of Directors for any reason may be filled by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, at a meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy shall hold office until the next succeeding annual meeting of stockholders of the Company and until his or her successor shall have been duly elected and qualified, subject to prior death, resignation or removal from office.

ARTICLE X

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Company.

ARTICLE XI

Effective upon the closing of the initial public offering of the Company’s capital stock pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Initial Public Offering”), stockholders of the Company may not take action by written consent in lieu of a meeting but must take any actions at a duly called annual or special meeting.

ARTICLE XII

Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of the capital stock required by law or this Certificate of Incorporation, effective as of the Initial Public Offering, the affirmative vote of the holders of at least two-thirds (2/3) of the combined voting power of all of the then-outstanding shares of the Company entitled to vote shall be required to alter, amend or repeal Articles IX or XI or this Article XII, or any provisions thereof.

ARTICLE XIII

Subject to Article XII above, the Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

*     *     *

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement & Annual Report is/are available at www.proxyvote.com .

ACTIVE POWER, INC. PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ACTIVE POWER, INC.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders (the “Annual Meeting”) of Active Power, Inc., a Delaware corporation, and the related Proxy Statement dated April , 2014, and appoints Mark A. Ascolese and James A. Powers, each the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Active Power, Inc. that the undersigned is entitled to vote, either on his or her own behalf orn on behalf of any entity or entities, at the Annual Meeting to be held May 28, 2014 at 2128 W. Braker Lane BK12, Austin, Texas 78758, at 9:00 a.m. Central Time, and at any adjournment or postponement thereof, with the same force and effect as if the undersigned was personally present at the Annual Meeting.

The shares represented by this Proxy shall be voted in the manner set forth hereon. If no specification is made on the reverse side, this Proxy will be voted "FOR" the election of the director and "FOR" proposals two, three, four and five, each as described hereon.

Continued and to be signed on reverse side

ACTIVE POWER, INC.
2128 W. BRAKER LANE BK12
STE 110
AUSTIN, TEXAS 78758

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

For All	Withhold All	For All Except
The Board of Directors recommends you vote FOR the following:			
1. Election of Directors Nominees	☐	☐	☐
01 Mark A. Ascolese			

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

02 0000000000

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.	For	Against	Abstain
2 To approve, by non-binding advisory vote, the executive compensation of Active Power, Inc.	☐	☐	☐
3 To ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm for Active Power, Inc. for the fiscal year ending December 31, 2014.	☐	☐	☐
4 To amend the Restated Certificate of Incorporation of Active Power, Inc. to declassify the Board of Directors of Active Power, Inc. and provide for the annual election of directors beginning with the 2015 Annual Meeting of Stockholders.	☐	☐	☐
5 To amend the Restated Certificate of Incorporation of Active Power, Inc. to increase the authorized shares of common stock from 30,000,000 shares to 40,000,000 shares.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000205138_1 R1.0.0.51160